UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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CB Richard Ellis Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 North Sepulveda Blvd., Suite 1050

El Segundo, California 90245

(310) 606-4700

April 24, 2007

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of CB Richard Ellis Group, Inc., I cordially invite you to attend our 2007 Annual Meeting of Stockholders to be held at 8:30 a.m. (PDT), on Friday, June 1, 2007, at The Ritz Carlton, Marina del Rey, 4375 Admiralty Way, Marina del Rey, California.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the 2007 Annual Meeting of Stockholders. Once the business of the 2007 Annual Meeting of Stockholders has been concluded, stockholders will be given the opportunity to ask questions.

We sincerely hope you will be able to attend our 2007 Annual Meeting of Stockholders. However, whether or not you are personally present, it is important that your shares be represented.

We are pleased to offer multiple options for voting your shares. As detailed in the section called, “Questions and Answers About the Annual Meeting—How Do I Vote?” of the Proxy Statement, you may vote your shares by telephone, via the Internet, by mail or in person by written ballot at the 2007 Annual Meeting of Stockholders.

Thank you for your continued support of CB Richard Ellis Group, Inc.

Sincerely yours,

Brett White
President and Chief Executive Officer

CB Richard Ellis Group, Inc.

100 North Sepulveda Blvd., Suite 1050

El Segundo, California 90245

(310) 606-4700

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2007 Annual Meeting of Stockholders of CB Richard Ellis Group, Inc. The meeting will be held at 8:30 a.m. (PDT), on Friday, June 1, 2007, at The Ritz Carlton, Marina del Rey, 4375 Admiralty Way, Marina del Rey, California.

The purposes of the 2007 Annual Meeting of Stockholders are:

(1)	To elect 12 directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

(3)	To approve our Executive Incentive Plan; and

(4)	To transact any other business properly introduced at the Annual Meeting.

You must own shares of CB Richard Ellis Group, Inc. common stock at the close of business on April 4, 2007, the record date for the 2007 Annual Meeting of Stockholders, to vote at the Annual Meeting and at any adjournments or postponements of the meeting. If you plan to attend, please bring a picture I.D., and if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of April 4, 2007. Regardless of whether you will attend, please submit your proxy card as soon as possible in the enclosed postage-prepaid envelope, or vote electronically through the internet or by telephone, so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. Voting in any of these ways will not prevent you from voting in person at the 2007 Annual Meeting of Stockholders.

By Order of the Board of Directors

Laurence H. Midler
Executive Vice President, General Counsel and Secretary

El Segundo, California

April 24, 2007

This Proxy Statement and accompanying proxy card are being mailed beginning April 24, 2007 in connection with the solicitation of proxies by the Board of Directors of CB Richard Ellis Group, Inc., a Delaware corporation, for use at the 2007 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting”. We may refer to ourselves in this Proxy Statement alternatively as “CBRE,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board”. A copy of our Annual Report to Stockholders for the 2006 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting of Stockholders?    At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and the approval of our Executive Incentive Plan, or EIP. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting?    All of our stockholders as of the April 4, 2007 record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 4, 2007 to gain admittance to the Annual Meeting.

What am I voting on?    You are voting on:

•	The election of 12 directors to the Board;

•	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

•	The approval of our EIP; and

•	Any other matters properly introduced at the Annual Meeting.

What are the Board’s recommendations?    The Board recommends a vote:

•	for election of the nominated slate of directors (see Proposal No. 1);

•

for ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, to be the auditors of our annual financial statements for the fiscal year ending December 31, 2007 (see Proposal No. 2); and

•	for approval of our EIP (see Proposal No. 3).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Why are we voting on an executive incentive plan?    The EIP is being submitted to stockholders for approval so that incentive compensation paid under the EIP to any executive officer named in the Summary Compensation Table whose compensation for the taxable year exceeds $1 million may be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. This approval will apply to any such compensation during the next five fiscal years.

Who may vote?    You may vote if you owned shares of our Class A common stock, $0.01 par value per share, or the common stock, at the close of business on April 4, 2007, which is the record date for the Annual Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned on that date. As of April 4, 2007, we had 228,446,561 shares of common stock outstanding.

Who counts the votes?    The Bank of New York will count the votes. The Board has appointed The Bank of New York as the independent inspector of the election.

Is my vote confidential?    Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election. If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What vote is required to pass an item of business at the Annual Meeting?    In the election for directors (Proposal No. 1), the 12 persons receiving the highest number of “FOR” votes will be elected. The affirmative vote of a majority of those shares of common stock present and entitled to vote is required to approve (1) Proposal No. 2—the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and (2) Proposal No. 3—approval of our EIP. If you are a beneficial owner of our common stock and do not provide your broker with voting instructions, your beneficially owned shares may constitute broker non-votes. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Proposal No. 3, the approval of our EIP, may be deemed a non-routine matter, and, if so, your broker, bank or other nominee may not vote your common stock on Proposal No. 3 unless you give voting instructions. Shares of common stock which brokers are otherwise voting except for Proposal No. 3 are counted toward the quorum requirement, but they do not affect the determination of whether the EIP is approved or rejected so long as the approval threshold described above is obtained.

How will shares in the 401(k) plan be counted?    The enclosed proxy card also serves as a voting instruction to Vanguard Fiduciary Trust Company, the trustee of our 401(k) plan, for common stock held in the 401(k) plan as of April 4, 2007, provided that voting instructions are furnished over the Internet or by telephone, or that the enclosed proxy card is signed, returned and received, by 2:00 p.m. (PDT) on May 29, 2007. If voting instructions are not received by such time, the common stock in our 401(k) plan will be voted by the trustee in proportion to the shares for which the trustee timely receives voting instructions.

How do I vote?    If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock indicating that you were the beneficial owner of this common stock on April 4, 2007, the record date for voting at the Annual Meeting.

If your common stock is held in your name, there are three ways for you to vote by proxy:

•	Mail the proxy card in the enclosed return envelope;

•	Call 1-866-474-5330; or

•	Log on to the internet at: https://www.proxypush.com/cbg and follow the instructions at that site.

Telephone and internet voting will close at 2:00 p.m. (PDT) on May 31, 2007, unless you are voting common stock held in our 401(k) plan, in which case the deadline for voting is 2:00 p.m. (PDT) May 29, 2007. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your common stock: FOR all of the nominees for director named in this proxy statement; FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm; and FOR approval of the EIP.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to vote your common stock.

Even if you plan to attend the Annual Meeting, we recommend that you vote your common stock in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy?    Yes, you can revoke your proxy if your common stock is held in your name by:

•	Filing written notice of revocation before our Annual Meeting with our Secretary, Laurence H. Midler, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting?    Other than the three proposals described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your common stock on any additional matters properly introduced for a vote at the Annual Meeting.

How much did this proxy solicitation cost?    We will bear the cost of soliciting proxies in the enclosed form. We have hired Morrow & Co., Inc. to assist in the distribution of proxy materials and solicitation of votes for $7,500, plus reasonable out-of-pocket expenses. Our employees, officers and directors may also solicit proxies, but without additional compensation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

Where can I find corporate governance materials?    Our Corporate Governance Guidelines, Standards of Business Conduct, Code of Ethics for Senior Financial Officers, Policy Regarding Transactions with Related Parties, Equity Award Policy and the charters for the Acquisition Committee, Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Executive Committee are published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com. We are not including the other information contained on, or available through, our website as a part of, or incorporating such information by reference into, this Proxy Statement.

Is there a Chief Compliance Officer?    Laurence H. Midler, our Executive Vice President, General Counsel and Secretary, serves as our Chief Compliance Officer. Mr. Midler was appointed Chief Compliance Officer as part of the Board’s commitment to legal and regulatory compliance at the highest levels and its desire to promote legal and regulatory compliance, education and reporting. Mr. Midler’s appointment formalized our continuing efforts to promote an effective compliance program. Mr. Midler makes regular reports to the Board on legal and compliance matters.

Is there a Disclosure Committee?    We have a Public Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Public Disclosure Committee operates pursuant to a Communications and Fair Disclosure Policy that provides, among other things, that the Public Disclosure Committee: (1) have access to all our books, records, facilities and personnel, as well as our independent registered public accounting firm and outside legal counsel; (2) design, establish and maintain disclosure controls and procedures for the Securities and Exchange Commission, or SEC, reporting process and modify them from time to time, as appropriate; (3) review all financial press releases; (4) review and oversee the preparation of all filings with the SEC; (5) suggest appropriate disclosures or opine on disclosure issues; (6) evaluate changes in SEC and New York Stock

Exchange, or NYSE, disclosure rules and make recommendations regarding their impact on us; (7) receive and review regular updates from our management, internal auditors and independent accountants; (8) discuss material items with employees in the internal audit function, independent registered public accounting firm and our management to ensure appropriate disclosure; (9) perform an annual review of the performance of the Public Disclosure Committee and its members; (10) maintain written records necessary to evidence procedures followed in connection with the preparation and approval of any disclosure documents; and (11) annually review and reassess the adequacy of our disclosure controls and the procedures and practices of the Public Disclosure Committee. We formally established the Public Disclosure Committee in July 2004. Our Communications and Fair Disclosure Policy is published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com.

Is there an internal audit group?    Our Vice President of our internal audit group is our employee and reports directly to the Audit Committee of our Board and administratively to our Executive Vice President, Global Controller. Our Vice President of internal audit is ultimately accountable to our Board and our Audit Committee, and our Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the internal audit Vice President. We outsource a portion of our internal audit group functionality to a third-party provider.

How can I obtain electronic access to stockholder materials, instead of receiving mailed copies?    We are pleased to offer you the option to view stockholder communications (for example, annual reports and proxy statements) over the Internet, instead of receiving those documents in print. By consenting to view communications over the Internet, you will help us reduce our printing and mailing costs, which can be substantial. Participation is completely voluntary. If you give your consent, we will then notify you by U.S. Mail or electronic mail when stockholder materials are available over the Internet and provide you with a listing of the website locations where you can access such materials. Once you give your consent, it will remain in effect until you inform us otherwise. Even if you give your consent, you maintain the right to request paper copies of these documents at any time by contacting our Investor Relations Department by: (a) mail at CB Richard Ellis Group, Inc., Attention: Investor Relations, 200 Park Ave., 17th Floor, New York, New York 10166, or (b) e-mail at investorrelations@cbre.com. If you access documents electronically, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

To give your consent, please follow the instructions on the proxy card. If you hold your common stock through a bank, broker or other nominee, please refer to the information that entity provides to you for instructions on how to elect this option.

We encourage you to consider agreeing to view your stockholder communications electronically.

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1

NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect 12 directors to serve until our annual meeting of stockholders in 2008 or until their respective successors are elected and qualified. The candidates listed below are nominated by the Board based on the recommendation of the Corporate Governance and Nominating Committee, or CGNC. They were selected on the basis of outstanding achievement in their careers, broad experience, wisdom, integrity, understanding of our business environment, willingness to devote adequate time to Board duties, and their ability to make independent, analytical inquiries. All nominees are presently directors of CBRE and each of the nominees has consented, if elected as a director to our Board, to serve until his or her term expires. The Board is committed to diversified membership. In selecting nominees, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference.

Your proxy holder will vote your common stock for the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board.

The Board recommends that the stockholders vote FOR the 12 nominees listed below.

Name	Age	Position
Richard C. Blum	71	Chairperson; CGNC and Executive Committee Chairperson; Acquisition Committee member
Patrice Marie Daniels	46	Director; Audit Committee Chairperson
Senator Thomas A. Daschle	59	Director; CGNC member
Curtis F. Feeny	49	Director
Bradford M. Freeman	65	Director; Compensation Committee and Acquisition Committee member
Michael Kantor	67	Director; Acquisition Committee member
Frederic V. Malek	70	Director; Compensation Committee Chairperson; Audit Committee and CGNC member
Jane J. Su	43	Director; Compensation Committee member
Robert E. Sulentic	50	Director; Group President, Development Services, Asia Pacific and Europe, Middle East and Africa
Brett White	47	President, Chief Executive Officer and Director; Acquisition Committee Chairperson; Executive Committee member
Gary L. Wilson	67	Director; Audit Committee member
Ray Wirta	63	Vice Chairperson; Executive Committee and Acquisition Committee member

Richard C. Blum

Mr. Blum has been Chairperson of our Board since September 2001 and a member of our Board since July 2001. He is the Chairman and President of Richard C. Blum & Associates, Inc., the general partner of Blum Capital Partners, L.P., a long-term strategic equity investment management firm that acts as general partner for various investment partnerships and provides investment advisory services, which he founded in 1975. Mr. Blum holds a B.A. and an M.B.A. from the University of California, Berkeley.

Patrice Marie Daniels

Ms. Daniels has been a member of our Board since February 2004. Ms. Daniels is Senior Vice President of GE Commercial Finance. From its founding in 2001 until 2005, Ms. Daniels was a partner of Onyx Capital Ventures, L.P., a minority-owned private equity investment firm. She previously served as Managing Director,

Corporate and Leveraged Finance for CIBC World Markets and Bankers Trust Company. Ms. Daniels is a member of the boards of directors of Cenveo, Inc. and WJ Communications, Inc. and serves on the advisory council of the University of Chicago Graduate School of Business. Ms. Daniels holds a B.S. from the University of California, Berkeley and an M.B.A. from the University of Chicago Graduate School of Business.

Senator Thomas A. Daschle

Senator Daschle has been a member of our Board since September 2005. Senator Daschle is Special Policy Advisor in Alston & Bird LLP’s Washington D.C. office and is a member of that firm’s Legislative and Public Policy Group. Prior to joining Alston & Bird, Senator Daschle served as the U.S. Senator for South Dakota from 1986 to 2004. Senator Daschle served in the U.S. House of Representatives from 1979 to 1986. He became Minority Leader of the Senate in 1994 and served as Majority Leader from 2001 to 2003. Senator Daschle holds a B.A. from South Dakota State University and served three years as an intelligence officer in the U.S. Air Force.

Curtis F. Feeny

Mr. Feeny has been a member of our Board since December 2006 following our acquisition of Trammell Crow Company. He has been a Managing Director of Voyager Capital, a venture capital firm since January 2001. Mr. Feeny was a director of Trammell Crow Company from May 2001 through December 2006. From 1992 through 2000, Mr. Feeny served as Executive Vice President of Stanford Management Co., which manages the $15 billion endowment of Stanford University. Mr. Feeny holds a B.S. from Texas A&M University and an M.B.A. from Harvard Business School.

Bradford M. Freeman

Mr. Freeman has been a member of our Board since July 2001. Mr. Freeman is a founding partner of Freeman Spogli & Co. Incorporated, a private investment company founded in 1983. He is also a member of the board of directors of Edison International. Mr. Freeman holds a B.A. from Stanford University and an M.B.A. from Harvard Business School.

Michael Kantor

Mr. Kantor has been a member of our Board since February 2004. Mr. Kantor has been a partner with the law firm of Mayer, Brown, Rowe & Maw LLP since March 1997. From 1993 to 1996, he served as the U.S. Trade Representative and from 1996 to 1997 as U.S. Secretary of Commerce. Mr. Kantor is also a member of the advisory board of directors of ING USA. Mr. Kantor holds a B.A. from Vanderbilt University and a J.D. from Georgetown University.

Frederic V. Malek

Mr. Malek has been a member of our Board since September 2001. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded, since 1993. He also serves on the boards of directors of Automatic Data Processing Corp. and Northwest Airlines Corporation. Mr. Malek holds a B.S. from the U.S. Military Academy at West Point and an M.B.A. from Harvard Business School.

Jane J. Su

Ms. Su has been a member of our Board since October 2006. Ms. Su is a partner at Blum Capital Partners, L.P. Prior to joining Blum Capital Partners, L.P. in 2002, she was a principal of Banc of America Equity Partners—Asia from 1996 to 2000. Ms. Su holds a B.A. from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Robert E. Sulentic

Mr. Sulentic is our Group President, Development Services, Asia Pacific and Europe, Middle East and Africa and has been a member of our Board since December 2006 following the acquisition of Trammell Crow Company. Mr. Sulentic was a director of Trammell Crow Company from December 1997 through December 2006, and served as its Chairman of the Board from May 2002 through December 2006. He was President and Chief Executive Officer of Trammell Crow Company from October 2000 through December 2006 and prior to that served as its Executive Vice President and Chief Financial Officer from September 1998 to October 2000. Mr. Sulentic holds a B.A. from Iowa State University and an M.B.A. from Harvard Business School.

Brett White

Mr. White is our President and Chief Executive Officer. Mr. White has been a member of our Board since September 2001. He was Chairman of the Americas of CB Richard Ellis Services, Inc. from May 1999 to September 2001 and was its President of Brokerage Services from August 1997 to May 1999. Previously, he was one of its Executive Vice Presidents from March 1994 to July 1997 and Managing Officer of its Newport Beach, California office from May 1993 to March 1994. Mr. White holds a B.A. from the University of California, Santa Barbara.

Gary L. Wilson

Mr. Wilson has been a member of our Board since September 2001. Since April 1997, Mr. Wilson has been Chairman of Northwest Airlines Corporation, for which he served as Co-Chairman from January 1991 to April 1997. Mr. Wilson also serves on the board of directors of Yahoo! Inc. Mr. Wilson holds a B.A. from Duke University and an M.B.A. from the Wharton Graduate School of Business and Commerce at the University of Pennsylvania.

Ray Wirta

Mr. Wirta has been the Vice Chairperson of our Board since June 2005 and has been a member of our Board since September 2001. Mr. Wirta served as our Chief Executive Officer from September 2001 to June 2005. From May 1999 to September 2001, he served as Chief Executive Officer of CB Richard Ellis Services, Inc. and served as its Chief Operating Officer from May 1998 to May 1999. Mr. Wirta also serves as Chairperson of the board of directors CBRE Realty Finance, Inc. and as a manager of Allied Security Holdings LLC. Mr. Wirta holds a B.A. from California State University, Long Beach and an M.B.A. in International Management from Golden Gate University.

COMPENSATION OF DIRECTORS

Our director compensation policy in effect until November 28, 2006 provided for the following annual compensation for each of our non-employee directors:

•	a $20,000 annual cash retainer;

•	a grant of a number of unrestricted shares of our common stock with a fair market value equal to $10,000 on the date of grant;

•	a stock option grant for a number of shares equal to $50,000 divided by the fair market value of our common stock on the date of grant; and

•	a restricted stock grant for a number of shares equal to $25,000 divided by the fair market value of our common stock on the date of grant.

Pursuant to this policy, our directors also received an additional payment of $1,000 per Board meeting attended and $500 per committee meeting attended that was not scheduled in conjunction with a meeting of our Board. The chairperson of the Audit Committee received an additional annual cash retainer of $10,000, and the chairpersons of the CGNC and Compensation Committee received additional annual cash retainers of $5,000 each.

We also reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Our employee directors do not receive any fees for attendance at meetings or for their service on our Board.

On November 28, 2006, based on a benchmarking study regarding director compensation reviewed by the CGNC and factors including (a) our growth in size and market capitalization, (b) increases in time spent by and responsibilities of directors and committee members, particularly since the passage of the Sarbanes-Oxley Act of 2002, and (c) a general trend in increases in director compensation, our Board amended certain portions of our director compensation policy as follows:

•

effective for all meetings occurring after November 28, 2006, an increase in the payment per Board meeting attended to $2,000 and an increase in the payment per committee meeting attended to $1,000 (regardless of whether the meeting attended is scheduled in conjunction with a Board meeting);

•	effective June 1, 2007, an increase in the annual cash retainer for Board members to $30,000;

•	effective June 1, 2007, an increase in the annual restricted stock grant for a number of shares equal to $35,000 divided by the fair market value of our common stock on the date of grant;

•	effective June 1, 2007, an increase in the additional annual cash retainer received by the chairperson of the Audit Committee to $15,000; and

•	effective June 1, 2007, an increase in the additional annual cash retainer received by each of the chairpersons of the CGNC and Compensation Committee to $10,000.

Compensation of our employee directors.

Each of Messrs. Nugent, Sulentic, White and Wirta are employed by us and compensation information relating to each of Messrs. Sulentic and White are set forth beginning on page 25 under “Executive Compensation—Compensation Discussion and Analysis”. Additionally, in accordance with our policy, none of Messrs. Nugent, Sulentic, White and Wirta receives any fees for attendance at Board meetings or for their service on our Board. Information relating to Mr. Nugent is provided in this Proxy Statement because he served on our Board during 2006.

DIRECTOR COMPENSATION

The following table provides compensation information for the fiscal year ended December 31, 2006 for each member of our Board other than Messrs. Sulentic and White, who are our executive officers. Compensation information for Messrs. Sulentic and White is described beginning on page 25 under “Executive Compensation—Compensation Discussion and Analysis”. On April 28, 2006, our Board approved a three-for-one stock split of our outstanding common stock effected as a 100% stock dividend, which was distributed on June 1, 2006. The applicable share and per share data included in this Proxy Statement has been adjusted to give effect to this stock split. Mr. Cozad resigned from our Board on October 4, 2006. Mr. Nugent will not stand for re-election at our Annual Meeting. For stock and option awards, the dollar amounts set forth in the table below reflect the dollar amounts recognized by us for financial statement reporting purposes with respect to the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards, or FAS, 123R.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3)(6)(7)(8) ($)	Option Awards (4) (5)(6)(7) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (9)	All Other Compensation (10)(11)(12) ($)	Total (13) ($)
Richard C. Blum	$34,000	$32,513	$16,331	—	$—	$82,844
Jeffrey A. Cozad	25,000	9,984	13,082	—	—	48,066
Patrice M. Daniels	39,000	32,513	16,331	—	—	87,844
Thomas A. Daschle	27,000	16,656	7,499	—	—	51,155
Curtis F. Feeny	—	—	—	—	—	—
Bradford M. Freeman	28,500	32,513	16,331	—	—	77,344
Michael Kantor	28,500	32,513	18,724	—	—	79,737
Frederic V. Malek	36,000	32,513	16,331	—	—	84,844
John G. Nugent	—	6,680	—	—	3,223,656	3,230,336
Jane J. Su	13,507	6,292	815	—	—	20,614
Ray Wirta	—	—	—	—	251,655	251,655
Gary L. Wilson	28,500	32,513	21,117	—	—	82,130

(1)	Includes fees associated with attendance at meetings and chairing a Board Committee.

(2)	At December 31, 2006, (i) each of Ms. Daniels and Messrs. Blum, Freeman, Kantor, Malek and Wilson held an aggregate of 7,355 shares of unvested stock awards, (ii) Mr. Cozad did not hold any unvested stock awards as a result of his resignation from our board on October 4, 2006, (iii) Senator Daschle held an aggregate of 2,048 shares of unvested stock awards, (iv) Mr. Feeny did not hold any unvested stock awards, (v) Ms. Su held an aggregate of 458 shares of unvested stock awards, and (vi) Mr. Nugent held an aggregate of 13,413 shares of fully vested stock awards (which were awarded in connection with his employment) held in our Pre-August 2004 DCP as described on page 41 under “Summary of Plans, Programs and Agreements—Pre-August 2004 DCP”.

(3)	Each of Ms. Daniels and Messrs. Blum, Cozad, Freeman, Kantor, Malek, Wilson and Senator Daschle was awarded 389 unrestricted shares of our common stock and 974 restricted shares of our common stock pursuant to our director compensation policy, valued at the fair market value of our common stock ($25.665) on the award date of June 1, 2006, for a total value of $34,981.

(4)	Each of Ms. Daniels and Messrs. Blum, Cozad, Freeman, Kantor, Malek, Wilson, and Senator Daschle was awarded a grant of an option to purchase 1,948 shares of our common stock pursuant to our director compensation policy, valued at the per share fair value of $11.0585 on the award date of June 1, 2006.

(5)

At December 31, 2006, (i) each of Ms. Daniels and Messrs. Blum, Freeman and Malek held an aggregate of 14,713 unexercised stock options, (ii) Mr. Cozad did not hold any unexercised stock options as a result of his resignation from our board on October 4, 2006, (iii) Senator Daschle held an aggregate of 4,096 unexercised stock options, (iii) Mr. Kantor held an aggregate of 56,284 unexercised stock options, (iv) Messrs. Feeny and Nugent did not hold any unexercised stock options, (v) Ms. Su held an aggregate of

916 unexercised stock options, (vi) Mr. Wirta held an aggregate of 300,000 unexercised stock options and The Wirta Family Trust, of which Mr. Wirta serves as a co-trustee, held an aggregate of 2,162,934 unexercised stock options (which were awarded in connection with his employment as our Chief Executive Officer from 1998 to 2005), and (vii) Mr. Wilson held an aggregate of 97,855 unexercised stock options.

(6)	Ms. Su joined our Board in October 2006. As a result, Ms. Su received a prorated stock option and stock award grant pursuant to our director compensation policy based on the date she joined our Board. Ms. Su was granted (i) 183 unrestricted shares of our common stock and an award of 458 restricted shares of our common stock valued at the fair market value of our common stock, $31.40, on the award date of November 20, 2006, for a total value of $20,127, and (ii) a grant of an option to purchase 916 shares of our common stock, valued at the per share fair value of $13.846 on the award date of November 20, 2006.

(7)	On October 4, 2006, Mr. Cozad resigned from our Board. Consequently, our June 1, 2006 grants of 974 restricted shares of our common stock and options to purchase 1,948 shares of our common stock, each issued under our director compensation policy, were cancelled. We would have recognized an additional expense of $22,529 with respect to his unvested restricted stock granted and an additional expense of $3,249 with respect to his unvested options had Mr. Cozad continued his service on our Board.

(8)	On March 20, 2006, we granted Mr. Nugent 3,453 restricted stock units, or RSUs, valued at the fair market value of our common stock ($24.88) on the grant date pursuant to a restricted stock unit agreement, which vest in full on March 15, 2016. Each RSU represents the right to receive one share of our common stock. These shares were granted to Mr. Nugent for his services as our employee and are not related to his services as a member of our Board.

(9)	Although Mr. Nugent has in the past contributed to our Pre-August 2004 DCP, earnings on deferred compensation are not reflected in this column because we do not provide above market or guaranteed returns on nonqualified deferred compensation.

(10)	Mr. Nugent’s compensation is comprised of $3,186,001 in commissions for his real estate brokerage activities together with $36,000 in other fees relating to Mr. Nugent’s services as a co-leader of a group of New York City CB Richard Ellis professionals, which meets bi-weekly to share information on local market conditions and tenants in the market. In addition, as our employee, Mr. Nugent is eligible to participate in our benefit plans as available to our other employees. As a result, we contributed $1,655 to Mr. Nugent’s 401(k) account in connection with our 401(k) plan’s employee match policy set forth on page 42 and as described in footnote 11 below.

(11)	The amounts in this column for each of Messrs. Nugent and Wirta include our matching contributions of $1,655 to such individual’s 401(k) account pursuant to our 401(k) plan’s employee match policy. The amounts indicated are contributed by us in the year shown based on contributions by the employee and our performance in the prior year.

(12)	On February 22, 2005, we entered into a transition agreement with Mr. Wirta, in connection with the announcement of Mr. Wirta’s intention to retire from the position of Chief Executive Officer on June 2, 2005. The transition agreement provides that after our annual meeting of stockholders on June 2, 2005, Mr. Wirta would no longer serve as chief executive officer, but would remain our employee and be required to perform duties as directed by our Chief Executive Officer. In addition, he will serve as Vice Chairperson of our Board until June 2, 2007, or until such later date as determined by our Board, and remain a member of the Executive Committee of the Board. Pursuant to his transition agreement, we will pay Mr. Wirta an annual base salary of $250,000 and he is eligible to participate in our benefit plans as available to our other employees. Mr. Wirta’s transition agreement will expire on June 2, 2007 unless it is otherwise extended.

(13)	Mr. Feeny was elected to our Board on December 20, 2006 in connection with our acquisition of Trammell Crow Company. We did not pay Mr. Feeny any fees or other compensation in 2006. In addition, grants of common stock, options or restricted shares of common stock made pursuant to our director compensation policy do not occur until such director has been a member of our Board for one month. Consequently, we did not grant any stock or option awards to Mr. Feeny in 2006.

BOARD STRUCTURE

Our Board currently consists of 13 directors. The Board has determined that each of Ms. Daniels and Su, Senator Daschle and Messrs. Blum, Freeman, Feeny, Kantor, Malek and Wilson is “independent,” as described in greater detail under the heading titled “Corporate Governance—Director Independence” below. All of our directors are elected at each annual meeting of stockholders and hold office until the next election. Following the Annual Meeting, we will have 12 directors as Mr. Nugent will not stand for re-election at our Annual Meeting. The Board has authority under our By-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease its size between annual meetings of stockholders.

As described in greater detail under the heading titled “Related-Party Transactions—Securityholders’ Agreement,” pursuant to a securityholders’ agreement, our stockholders affiliated with Blum Capital Partners, L.P. are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. Accordingly, these affiliates of Blum Capital Partners have nominated Mr. Blum and Ms. Su to our Board.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. The Chairperson of the Board, who is a non-management director, presides over executive sessions of the Board.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “Corporate Governance—Communications With the Board”.

BOARD MEETINGS

The Board held eight regularly scheduled and special meetings during the past fiscal year to review significant developments, engage in strategic planning, and act on matters requiring Board approval. Each incumbent director attended an aggregate of at least 75 percent of the Board meetings and the meetings of committees on which he or she served during the period that he or she served during 2006.

BOARD COMMITTEES

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2006
Acquisition	Brett White (1) Richard C. Blum Bradford M. Freeman Michael Kantor Ray Wirta	• Review and recommend acquisition strategies to the full Board • May investigate acquisition candidates • Review and approve merger and acquisition transactions above the Chief Executive Officer’s authority and up to the dollar thresholds set by the Board • May review and make recommendations to the full Board on merger, acquisition and investment transactions that exceed the Acquisition Committee’s approval authority	5

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2006
Audit	Patrice M. Daniels (1) Frederic V. Malek Gary L. Wilson

•      Retain, compensate, oversee and terminate any independent registered public accounting firm in connection with the financial audit, and approve all audit and any permissible non-audit services provided by our independent auditors

•      Receive direct reports from our independent auditors

•      Review and discuss annual audited and quarterly unaudited financial statements with management and our independent auditors

•      Review with our independent auditor any audit matters and management’s response

•      Discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies

•      Establish procedures to handle complaints regarding accounting, internal accounting controls or auditing matters

•      Obtain and review, at least annually, an independent auditors’ report describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities

•      Set hiring policies for employees or former employees of the independent auditors

•      Retain independent legal counsel and other outside advisors as it deems necessary to carry out its duties

•      Our Board has determined that each member of our Audit Committee is “independent,” as defined under and required by federal securities laws and the rules of the NYSE

			8

Compensation	Frederic V. Malek (1) Jane J. Su Bradford M. Freeman	• Review executive compensation policies, plans and programs • Review and approve compensation for our chief executive officer and our other executive officers • Review and approve any employment contracts or similar arrangement between us and any of our executive officers • Review and consult with our chief executive officer concerning performance of individual executives and related matters • Administer our stock plans, incentive compensation plans and any such plans that the Board may from time to time adopt, and	4

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2006

exercise all the powers, duties and responsibilities of the Board with respect to such plans

•      Our Board has determined that each member of our Compensation Committee is “independent,” as defined under and required by the rules of the NYSE

Corporate Governance and Nominating	Richard C. Blum (1) Sen. Thomas A. Daschle Frederic V. Malek

•      Recommend to the Board proposed nominees for election to the Board by our stockholders, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board to fill vacancies that occur between stockholder meetings

•      Make recommendations to the Board regarding corporate governance matters and practices, including as to director compensation and directors and officers liability insurance

•      Review and consult with our chief executive officer concerning selection of officers and management succession planning,

•      Our Board has determined that each member of the CGNC is “independent,” as defined under and required by the rules of the NYSE

4

Executive	Richard C. Blum (1) Brett White Ray Wirta

•      Implements policy decisions of the Board

•      Acts on the Board’s behalf between Board meetings, including the approval of transactions that do not exceed dollar thresholds established by the full Board

0(2)

(1)	Committee Chairperson.

(2)	Our Executive Committee did not hold any formal meetings in 2006 but acted once by unanimous written consent.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities to the stockholders with respect to our independent auditors, our corporate accounting and reporting practices, and the quality and integrity of our financial statements and reports. Since the effective date of the Sarbanes-Oxley Act of 2002, the Audit Committee has become responsible for the appointment, compensation and oversight of the work of our independent auditors.

The Audit Committee discussed with our independent auditors the scope, extent and procedures for the fiscal 2006 audit. Following completion of the audit, the Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of our internal controls over financial reporting and the overall quality of our financial reporting.

Management is primarily responsible for our financial statements, reporting process and systems of internal controls. In fulfilling that responsibility, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and an assessment of the work of the independent auditors.

The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement of Auditing Standards No. 61 and Rule 2-07 of Regulation S-X. In addition, the Audit Committee received from the independent auditors written disclosures and a letter regarding their independence as required by the Independence Standards Board Standard No. 1, discussed with the independent auditors their independence from us and our management, and considered the compatibility of non-audit services with the auditors’ independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board (and the Board subsequently approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

In addition, the Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. The Board concurred with the selection of Deloitte & Touche LLP. The Board has recommended to the stockholders that they ratify and approve the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. The Audit Committee approved establishment of an ethics and compliance program in 2004 and receives periodic reports from the Chief Compliance Officer regarding that program.

The Audit Committee submits this report:

Patrice M. Daniels, Chair

Frederic V. Malek

Gary L. Wilson

CORPORATE GOVERNANCE

BOARD AND COMMITTEE GOVERNING DOCUMENTS

The Board has adopted a Standards of Business Conduct applicable to our directors, officers and employees, a Code of Ethics for Senior Financial Officers applicable to our chief executive officer, chief financial officer and global controller, Corporate Governance Guidelines, and a Policy Regarding Transactions with Related Parties. In addition, the Acquisition Committee, Audit Committee, Compensation Committee, CGNC and Executive Committee have adopted charters, which are published in the Corporate Governance section of the Investors Relations page on our website at www.cbre.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at CB Richard Ellis Group, Inc., 200 Park Ave., 17th Floor, New York, New York 10166, or by email at investorrelations@cbre.com. In accordance with the Corporate Governance Guidelines, the Board and each of the Compensation Committee, Audit Committee and CGNC conducts an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2006, the members of our Compensation Committee were Frederic V. Malek, Jeffrey A. Cozad, Bradford M. Freeman and Jane J. Su. On October 4, 2006, Mr. Cozad resigned from our Board and on October 18, 2006, our Board appointed Ms. Su to serve as a member of our Board. On November 28, 2006, our Board appointed Ms. Su to serve as a member of our Compensation Committee. None of Messrs. Malek, Cozad and Freeman or Ms. Su has ever been an officer or employee of our company or any of our subsidiaries. During 2006, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board. Additional information concerning transactions between us and the members of our Compensation Committee or entities affiliated with such members is described beginning on page 47 under the heading titled “Related-Party Transactions”.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the Chairperson of the Board (who acts as the lead independent director), the entire Board or any of its members at CB Richard Ellis Group, Inc., c/o Laurence H. Midler, General Counsel and Secretary, 100 North Sepulveda Blvd., Suite 1050, El Segundo, California 90245. Stockholders and other interested parties also may e-mail the Chairperson, the entire Board or any of its members c/o larry.midler@cbre.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Chairperson, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairperson or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairperson or any other director and will not be retained.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence shall be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.

If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. The Board, nevertheless, does consider stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The CGNC is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The CGNC is governed by a written charter, a copy of which is published in the Corporate Governance section of the Investor Relations page of our website at www.cbre.com.

The CGNC regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the CGNC initiates a search. As a part of the search process, the CGNC may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the CGNC reviews the candidate’s experiences, skills, and characteristics. The Committee also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include, having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002, as defined by the rules of the SEC.

All potential candidates are interviewed by our chief executive officer, our Board Chairperson and CGNC Chairperson (currently, Mr. Blum), and, to the extent practicable, the other members of the CGNC, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The CGNC then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CGNC, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. See “Corporate Governance—Submission of Stockholder Proposals and Board Nominees” on page 19 for more information.

DIRECTOR INDEPENDENCE

Pursuant to our Corporate Governance Guidelines and the listing rules of the NYSE, the Board must consist of at least a majority of independent directors. In addition, all members of the Audit Committee, Compensation Committee and CGNC must be independent directors as defined by the Corporate Governance Guidelines and the listing rules of the NYSE. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which generally provides that they may not (1) accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries, other than their compensation as directors or members of the Audit or any other committees of the Board, or (2) be an affiliated person of ours.

We adopted the following categorical standards for director independence in compliance with the NYSE corporate governance listing standards: No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). We and our subsidiaries must identify which directors are independent and disclose the basis for that determination.

1.	The following relationships shall be deemed immaterial in determining director independence:

•

The director, or a company of which the director serves as an officer, director, employee or consultant, receives products or services (e.g., brokerage or property management services) from us or our affiliates or subsidiaries in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties, subject to the dollar limitations described elsewhere in these categorical standards for director independence.

•

A relationship arising solely from a director’s status as an officer, employee or owner of two percent or more of the equity of a company to which we are indebted at the end of our preceding fiscal year, so long as the aggregate amount of the indebtedness of us to such company is not in excess of two percent of our total consolidated assets at the end of our preceding fiscal year.

2.	However, a director is not independent if:

•

The director is, or has been within the last three years, our employee or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of ours or any of our subsidiaries.

•

The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from us, or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our, or any of our subsidiaries, audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers, or any present executive officers of any of our subsidiaries, at the same time serves or served on that company’s compensation committee.

•

The director or an immediate family member is, or during the last three years was, an officer or senior employee of a company on whose board of directors any of our present executive officers, or any present executive officers of any of our subsidiaries, at the same time serves or served.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company or firm that has made payments to, or received payments from, us or any of our subsidiaries for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•

The director or an immediate family member is affiliated with or employed by a tax-exempt entity that received significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $1,000,000 in a single fiscal year, whichever amount is lower) from us, any of our affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period, unless the contribution was approved in advance by the Board.

As a result of the review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent of us and our management under the standards set forth in the Corporate Governance Guidelines, with the exception of Messrs. Wirta, White and Sulentic. Messrs. Wirta, White and Sulentic are considered inside directors because of their employment by us or by our subsidiaries.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Messrs. Malek and Wilson and Ms. Daniels qualify as “audit committee financial experts,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Malek and Wilson were determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including based on their prior experience of actively supervising chief financial officers and serving as chief financial officers, respectively.

Our Board determined that Ms. Daniels acquired the required attributes for such designation as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Ms. Daniels received a B.S. degree in Business Administration at the University of California, Berkeley and an M.B.A. degree in Finance at the University of Chicago Graduate School of Business.

•

Ms. Daniels served in several capacities, including Managing Director, with Bankers Trust from July 1987 to March 1997, which included arranging private and public senior and subordinated debt financing and equity capital for leveraged buyout transactions and for restructuring or acquisitions for non-investment grade companies.

•

Ms. Daniels served as a Managing Director with CIBC World Markets from March 1997 to October 2001, which included providing investment and commercial banking products to non-investment grade companies and leveraged buyout firms.

•	Ms. Daniels was a founding partner of Onyx Capital Ventures, L.P., a private equity investment firm, which was founded in October 2001.

•

Ms. Daniels served on the audit committee of the board of directors of World Color Press, Inc., a diversified commercial printing company that was publicly traded on the NYSE, from January 1998 until it was acquired by Quebecor Printing Inc. in October 1999.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Deloitte & Touche LLP’s fees for the fiscal years ended December 31, 2006 and 2005 were as follows (in millions):

	Fiscal 2006	Fiscal 2005
Audit Fees	$4.8	$4.4
Audit-Related Fees	0.7	0.3
Tax Fees	1.8	2.2
All Other Fees	—	—

Total Fees	$7.3	$6.9

A description of the types of services provided in each category is as follows:

Audit Fees—Includes audit of our annual financial statements, review of our quarterly reports on Form 10-Q, statutory audits required internationally, and consents and assistance with and review of registration statements filed with the SEC. In addition, audit fees include those fees related to Deloitte & Touche LLP’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees—Includes audits of our employee benefit plans, financial due diligence in connection with acquisitions, and accounting consultations related to generally accepted accounting principles, or GAAP, and the application of GAAP to proposed transactions.

Tax Fees—Includes tax compliance at international locations, domestic and international tax advice and planning, assistance with tax audits and appeals, and tax planning for acquisitions and restructuring.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

In making its decision to appoint Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, the Audit Committee considered whether the services (other than audit and audit-related services) provided by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP from us. The Audit Committee determined that the provision of these services by Deloitte & Touche LLP is compatible with maintaining that independence.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board strongly encourages all directors to make attendance at all annual meetings of stockholders a priority. At the 2006 Annual Meeting on June 1, 2006, all but one of our directors were in attendance in person. One director participated by telephone.

SUBMISSION OF STOCKHOLDER PROPOSALS AND BOARD NOMINEES

If you would like to recommend a candidate for possible inclusion in our 2008 proxy statement or bring business before our annual meeting of stockholders in 2008 other than through a stockholder proposal pursuant to SEC rules, you must send the proposal to Laurence H. Midler, Secretary, CB Richard Ellis Group, Inc., 100 North Sepulveda Blvd., Suite 1050, El Segundo, California 90245, by registered, certified, or express mail and provide the information required by the provision of our By-laws dealing with stockholder proposals. Proposals and nominations must be received on or before March 3, 2008, except as described below.

Stockholder recommendations for director nominees or proposals to bring business at our annual meeting of stockholders in 2008 must be delivered to or mailed and received at our principal executive office no later than March 3, 2008 and no earlier than February 1, 2008, unless our 2008 annual meeting of stockholders is to be held more than 30 days before or more than 70 days after June 1, 2008, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2008 annual meeting and not later than the close of business on the later of the 90th day prior to the 2008 annual meeting or the 10th day after the notice or public disclosure of the date of the 2008 annual meeting is first made or given. The requirements for such notice are set forth in our By-laws. The By-laws were filed as an exhibit to our Amendment No. 4 to Registration Statement on Form S-1 (No. 333-112867) filed with the SEC on June 7, 2004. That document is located in the SEC’s Public Reference Room in Washington, D.C. in the SEC’s file no. 1-6991 and can be located on the SEC’s website at www.sec.gov. The recommendation must include the following information:

•	The candidate’s name and business address;

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A resume or curriculum vitae describing the candidate’s qualifications (including prior business experience for at least the past five years), and which clearly indicates that he or she has the experiences, skills, and qualifications that the CGNC looks for in a director as indicated above and in the CGNC’s Charter;

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A statement as to whether or not, during the past 10 years, the candidate has been convicted in a criminal proceeding (excluding traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past five years;

•	A statement signed by the candidate stating that he or she consents to serve on the Board if elected; and

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A statement from the person submitting the candidate that he or she is the registered holder of common shares, or if the stockholder is not the registered holder, a written statement from the “record holder” of the common shares (usually a broker or bank) verifying that at the time the stockholder submitted the candidate that he or she was a beneficial owner of common shares.

All candidates nominated by a stockholder pursuant to the requirements above will be submitted to the CGNC for its review, which may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with this process will be notified of the CGNC’s decision.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2007. Deloitte & Touche LLP served as our independent accountants for fiscal years 2002 through 2006, and reported on our consolidated financial statements for those years, and have been our independent accountants since April 23, 2002. Representatives of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Deloitte & Touche LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Deloitte & Touche LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate Deloitte & Touche LLP’s engagement as our independent accountants without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

For the above reasons, the Board recommends that the stockholders vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

PROPOSAL NO. 3

APPROVAL OF THE EXECUTIVE INCENTIVE PLAN OF

CB RICHARD ELLIS GROUP, INC.

On March 19, 2007, the Compensation Committee of our Board approved an Executive Incentive Plan, or EIP. The purpose of the EIP is to advance our interests and the interests of our stockholders and assist us in attracting and retaining executive officers by providing incentives and financial rewards to our executive officers that are deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the U.S. Tax Code. If approved by stockholders, the EIP will become effective as of January 1, 2007.

Section 162(m) of the U.S. Tax Code limits the deductibility of certain compensation of the chief executive officer and the next four most highly compensated officers of publicly-held corporations. Compensation that qualifies as “performance-based” under Section 162(m) is not subject to this limitation. In order for compensation to be considered “performance-based,” (i) it must be paid solely on account of the attainment of one or more pre-established objective performance goals; (ii) the performance goals must be established in a timely fashion by a compensation committee comprised solely of two or more outside directors; (iii) the material terms of the performance goals must be disclosed to and approved by the stockholders before payment; and (iv) the compensation committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms were in fact satisfied. The EIP is being submitted to stockholders for approval so that incentive compensation paid under the EIP to any executive officer named in the Summary Compensation Table may be considered “performance based” under Section 162(m) of the U.S. Tax Code, and thus be fully deductible.

The principal features of the EIP are summarized below. The following summary is qualified in its entirety by reference to the full text of the EIP that is included as Appendix A to this Proxy Statement.

Administration; Amendment and Termination. Our Compensation Committee, its delegate or a subcommittee of our Compensation Committee appointed by our Board, will administer our EIP, and will have broad authority to interpret, amend or rescind the EIP and its provisions as it deems necessary and appropriate. The Compensation Committee, its delegate and any subcommittee will be composed solely of two or more “outside directors” within the meaning of Section 162(m) of the U.S. Tax Code. Our Board reserves the right to amend or terminate the EIP at any time. Amendments to the EIP will require stockholder approval to the extent required to comply with applicable law.

Eligibility. Our executive officers who are designated by our Board as “Section 16 officers” and are selected by our Compensation Committee to participate in the EIP are eligible to receive awards under the EIP. Currently, there are seven executive officers who are designated as Section 16 officers.

Maximum Awards. Under the EIP, each participant is eligible to receive a maximum performance award equal to a percentage of our “earnings before income taxes, depreciation and amortization” for a performance period established by our Compensation Committee. We expect that the performance period will be our fiscal year. “Earnings before income taxes, depreciation and amortization,” or EBITDA, means our earnings before income taxes, depreciation and amortization, as reported in our income statement for the applicable performance period, prior to accrual of any amounts for payment under the EIP for the performance period, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in our financial statements, notes to our financial statements or management’s discussion and analysis. Specifically, our Chief Executive Officer is eligible to receive a maximum performance award equal to 1% of EBITDA for the performance period and the other participants in the EIP are each eligible to receive a maximum performance award equal to 0.5% of EBITDA for the performance period.

The actual performance award granted to a participant is determined by our Compensation Committee, which retains the discretionary authority to reduce or eliminate (but not increase) a performance award based on its consideration of, among other things, corporate or business unit performance against budgeted financial goals, achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance. The Compensation Committee intends to evaluate a participant’s performance pursuant to our Executive Bonus Plan, or EBP, and therefore intends to reduce the awards generated pursuant to the EIP formula. The EBP is described on page 37 under “Summary of Plans, Programs and Agreements—2006 Executive Bonus Plan”.

The time period during which the achievement of the performance goals is to be measured shall be determined by our Compensation Committee, but may be no longer than five years and no less than six months. Within the earlier of 90 days after the beginning of each fiscal year or the expiration of 25% of a performance period, our Compensation Committee will designate one or more performance periods, determine the participants for such performance periods and affirm the applicability of the formula for determining each participant’s award.

Each award under the EIP shall be paid in cash, provided that our Compensation Committee may in its discretion determine that all or a portion of an award shall be paid in stock, restricted stock, stock options or other stock-based or stock denominated units that are issued pursuant to our 2004 Stock Incentive Plan described below or successor plans approved by our stockholders. An award shall be paid only after written certification by our Compensation Committee as to the attainment of the performance goals and the amount of the award, but in no event shall any award be paid more than two and a half months after the end of the calendar year with respect to which such award is earned, unless the recipient has, prior to the grant of an award, submitted an election to defer receipt of an award in accordance with a deferred compensation plan approved by our Compensation Committee.

Termination of Employment. A participant who terminates employment with us during a performance period due to retirement, disability or death shall be eligible to receive an award under the EIP prorated for the portion of the performance period prior to termination of employment. Subject to the discretion of our Compensation Committee to determine otherwise, if a participant terminates employment with us for a reason other than retirement, disability or death, no award shall be payable with respect to the performance period in which such termination occurs.

New Plan Benefits. The amounts of awards for the year ended December 31, 2007 will be determined based upon our EBITDA. In subsequent years, our Compensation Committee may determine that the amount of awards should be based on a different performance criteria, including net sales, revenue, operating income (before or after taxes), earnings per share, or net income (before or after taxes). Awards under the EIP will be subject to our Compensation Committee’s right to reduce any participant’s award by any amount in its sole discretion. As a result, it is not possible to determine the amounts of awards for 2007 or subsequent years at this time. Moreover, because our Compensation Committee can reduce each participant’s award under the EIP by any amount in its discretion, it is also not possible to determine the amounts that would have been paid for 2006 had the EIP been in effect during such year. If the EIP had been in effect during 2006, the maximum award payable under the EIP’s formula would have been $6,535,000 for the Chief Executive Officer, $3,267,500 for each of the other six executive officer participants and $26,140,000 to our executive officer participants as a group. Actual annual incentive compensation for the Chief Executive Officer for 2006 was $1,959,000 and annual incentive compensation for each of the other executive officers who participated in the EBP and are named in the Summary Compensation Table ranged from $557,000 to $790,000. We believe that, if the EIP had been in effect for 2006, our Compensation Committee would have exercised its discretion to reduce each participant’s award generated by the EIP formula to the award amounts actually provided under the EBP. In addition, we believe the Compensation Committee would similarly apply the EBP, as amended in 2007, in using its discretion to reduce each participant’s award generated by the EIP formula for 2007. The Summary Compensation table on page 32 of this Proxy Statement lists the awards our Compensation Committee actually determined to pay our named executive officers for 2006. See “Summary of Plans Programs and Agreements—2006 Executive Bonus Plan” on page 37 for a discussion of our EBP.

For the above reasons, the Board recommends that the stockholders vote FOR the approval of the Executive Incentive Plan of CB Richard Ellis Group, Inc.

OTHER MATTERS

We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, the proxy holders will vote the common stock as to which they hold proxies at their discretion.

EXECUTIVE OFFICERS

In addition to Messrs. White and Sulentic, described on page 5 under “Proposal No. 1—Nominees for Election to the Board,” our executive officers as of March 31, 2007 were as follows:

Name	Age	Position
Robert Blain	51	President—Asia Pacific
Gil Borok	39	Executive Vice President, Global Controller
Calvin W. Frese, Jr.	50	Senior Executive Vice President, President—Americas
Kenneth J. Kay	51	Senior Executive Vice President, Chief Financial Officer
Laurence H. Midler	42	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Robert Blain. Mr. Blain has been President of CB Richard Ellis—Asia Pacific since February 2002. Prior to such time, he was employed by Colliers International Property Consultants, Inc., and served as a Regional Investment Director from 1995 to 1998, its Australia Director from 1999 to 2000 and as its Chief Executive—New South Wales from 2000 to February 2002. Mr. Blain holds a diploma in Land Economy from the Real Estate Institute of New South Wales, a Fellow of the Royal Institute of Chartered Surveyors, UK and a Fellow of the Australia Property Institute.

Gil Borok. Mr. Borok has served as our Executive Vice President and Global Controller since October 2002. Prior to that, he was Corporate Controller of Dole Food Company, Inc. from August 1999 to October 2002. Mr. Borok is a certified public accountant in the State of California, and holds a B.A. degree from the University of Pittsburgh and an M.B.A. from the Anderson School at the University of California—Los Angeles.

Calvin W. Frese, Jr. Mr. Frese has been President of our Americas operations since January 2005. He previously served as our Chief Operating Officer of the Americas beginning in 2001, and prior to that as our Executive Managing Director of the Central Region from 1998 to 2001. From 1989 to 1998, Mr. Frese was General Partner and Chief Operating Officer of Whittier Partners, a New England-based full-service real estate company and joint venture partner of CB Richard Ellis. He holds a B.A. degree from Trinity College and an M.S. degree in Accounting from the New York University, Leonard N. Stern School of Business.

Kenneth J. Kay. Mr. Kay has been our Chief Financial Officer since July 2002. He previously served as Vice President and Chief Financial Officer of Dole Food Company, Inc. from December 1999 to June 2002. Mr. Kay served as Executive Vice President and Chief Financial Officer for the consumer products group of Universal Studios, Inc. from December 1997 to December 1999. Mr. Kay is a certified public accountant in the State of California and holds a B.S. and an M.B.A. from the University of Southern California.

Laurence H. Midler. Mr. Midler has been our Executive Vice President and General Counsel since April 26, 2004. He also serves as our Secretary and Chief Compliance Officer. Prior to joining us, Mr. Midler served as Executive Vice President, General Counsel and Secretary to Micro Warehouse, Inc., from July 2001 until the acquisition of its North American businesses in September 2003. Following the acquisition until March, 2004, Mr. Midler served as sole director, President and Chief Executive Officer to manage the process of selling the company’s European operations and winding up the company’s affairs in Chapter 11 bankruptcy. He served as Vice President and Assistant General Counsel of Micro Warehouse, Inc. from September 1998 until July 2001. Mr. Midler began his legal career as an associate at Latham & Watkins, a global law firm, in 1990. He holds a B.A. degree from the University of Virginia and a J.D. degree from The New York University School of Law.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our 2006 compensation program

Our compensation program objectives and what they are designed to achieve

The primary objectives set by our Compensation Committee through our executive compensation program are to attract and retain accomplished and high-potential executives and to motivate those executives to achieve short and long-term goals with the objective of creating sustainable improvements in stockholder value. At the beginning of each year, our Board reviews our overall corporate mission, strategy and objectives and approves our annual operating plan and budget. These form the basis for the establishment by our Compensation Committee of both corporate and business unit annual and long-term performance goals for our executive officers. Consistent with those objectives, our executive compensation program includes both annual cash incentive and stock-based compensation designed to:

1.	Align executive pay to organizational performance by providing fair compensation to executives based on their performance and contributions;

2.	Provide incentives to attract and retain the leadership talent required to successfully execute our business strategy;

3.	Link the interests of executives to those of our stockholders by instilling a long-term commitment and developing pride and a sense of ownership;

4.	Develop and maintain executive compensation programs and practices that are transparent and reflect best practices in corporate governance; and

5.	Employ compensation vehicles that are cost-effective and tax-efficient.

We believe that compensation plays a vital role in achieving short and long-term business objectives that ultimately drive long-term business success. Our compensation programs are designed to focus our executives on our critical goals that translate into long-term stockholder value, i.e., we reward our executives for annual and long-term business performance, based on either global or line of business financial performance, strategic progress and the creation of stockholder value. At year-end, results and strategic progress achieved at the corporate, business unit and individual levels are measured relative to the goals previously approved by our Compensation Committee.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, performance is the primary basis for our financial decision-making tools and incentive compensation systems. We believe EBITDA is an effective measure of operating results and correlates with high returns on invested capital. In addition, in establishing our executive officer compensation structure and program, our Compensation Committee also considers:

•	Industry conditions;

•	Corporate performance relative to a selected peer group;

•	Current market data among comparable companies;

•	Current and evolving practices and trends among comparable companies;

•	Overall effectiveness of the program in measuring and rewarding desired performance levels; and

•	Advice to the Compensation Committee from its independent compensation experts.

We seek to offer total compensation competitive with the market in which we compete for executive talent. We believe that this market is broader than the commercial real estate services industry in which we operate. Accordingly, our Compensation Committee periodically reviews survey data and recommendations from our independent compensation consultant for the applicable year. In 2006, compensation was benchmarked against business services sector peers and a broad group of non-manufacturing companies, including our most comparable public company competitors.1

Executive compensation strategy

To achieve our compensation program objectives, we use the following executive compensation strategy:

•	Emphasize variable, performance-based pay that ensures executive compensation is aligned with our performance.

•	Position total cash compensation at the 75th percentile of the relevant market at target performance to reinforce aggressive annual goal setting.

•	Target long-term incentives at the relevant market median.

•	Use equity compensation as a long-term incentive for alignment with stockholders and as a retention tool, including:

➢	Focus equity participation on those that have line-of-sight to our overall results.

➢	Manage equity grants based on dilution guidelines that keep us within a burn rate of approximately 2%.

Elements of our compensation program

The compensation program for any individual serving as our Chief Executive Officer and our other executive officers is primarily comprised of three major elements:

•	Base salary;

•	Short-term, or annual, incentives; and

•	Long-term equity incentives.

A large percentage of our executive officers’ compensation package is variable, based on corporate, divisional and individual performance. Actual total compensation levels will vary from year to year based on performance relative to goals and changes in stockholder value. Our pay practices support our efforts to attract, motivate, incentivize and retain exceptional business leaders with demonstrated performance, leadership and potential capabilities to deliver innovative initiatives while concurrently meeting aggressive long-term business objectives. Such pay practices are highly differentiated based on individual performance, leadership and potential as well as overall enterprise and business unit results. They are assessed in the context of a rigorous performance management process.

Base pay: We provide competitive base salaries that allow us to attract and retain a high performing leadership team at a reasonable level of fixed costs. Base pay levels generally will be set at the market median, although exceptions can exist both above and below median to reflect a variety of factors such as skills and experience, the importance of the position to the Company, the difficulty of replacement and affordability.

Base salaries are generally reviewed annually during the first quarter, and at other times if an executive officer’s responsibilities have materially changed. For example, Mr. Frese’s base salary was reviewed and increased in December 2006 in connection with the completion of our acquisition of the Trammell Crow

[1]

This peer group included: The Servicemaster Company, Bearing Point, Inc., Robert Half International, Inc., ABM Industries, Incorporated, Hewitt Associates, LLC, Spherion Corporation, Moody’s Investor Service, MPS Group, Inc., Dun & Bradstreet, West Corporation, Jones Lang LaSalle, Inc., CDI Corporation, Tetra Tech, Inc., and Trammell Crow Company.

Company and the resulting increased scope of our Americas operations. In addition, as discussed below under “Changes to our compensation program in 2007”, several of our executive officers, including our Chief Executive Officer, received increases to their base salaries in March 2007 as a result of a study conducted by our Compensation Committee’s new independent compensation consultant that indicated that these salaries were below the target percentile of the relevant market set by our Compensation Committee.

Short-term or annual incentive bonuses: In 2006, our executive officers participated in the Executive Bonus Plan, as amended, or the 2006 EBP. The 2006 EBP was designed to motivate and reward executives by aligning pay with annual performance, as measured by a combination of challenging financial and strategic goals. We use EBITDA as the primary financial measure when establishing targets to effectively tie compensation to our operating results. EBITDA is measured at the corporate level for the CEO and other corporate executives, and at the business unit level for line executives, to appropriately tie an individual’s compensation to performance in the areas where he or she has a direct impact. The following table illustrates the weightings for financial and strategic measures for each EBP participant:

	Financial Measures	Strategic Measures
Line Positions	80%	20%
CEO	Corp. EBITDA	includes EBITDA
Global Region Pres.	Bus. Unit EBITDA	margin plus other
Line of Bus. Leader	Line of Bus. EBITDA	qualitative measures

Executive Staff Positions	60%	40%
CFO, EVP Global Controller	Corp. EBITDA	includes strategic
General Counsel	Corp. EBITDA	measures tailored to each position

Target financial performance under the EBP corresponds to our internal financial plan, which, in our opinion represents aggressive goal-setting. For 2006, the financial objectives, measured by EBITDA, had a threshold and maximum performance range of plus or minus 30% of the target goal. The strategic measures are generally more qualitative in nature. These measures are designed to reward the quality of current earnings and positioning for the future. For 2006, payouts ranged from 0 to 200% of target for financial measures and from 0 to 150% of target for strategic measures. As a result, for line executives, maximum bonuses under this formula were 190% of target (i.e. (80% X 200%) + (20% X 150%) = 190%) and for staff executives, maximum bonuses under the formula were 180% of target (i.e. (60% X 200%) + (40% X 150%) = 180%). Under the 2006 EBP, the aggregate annual maximum bonus pool could not exceed 7.5% of annual net income. The 2006 EBP payment to each named executive officer for 2006 is reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Our Chief Executive Officer also has the discretion to recommend a supplementary discretionary bonus in cases of exceptional performance. These CEO awards for executive officers are subject to approval by our Compensation Committee. For 2006, our Compensation Committee determined that our Chief Executive Officer exceeded his targets for strategic measures, resulting in a payout of 150% of target for that component under the EBP formula. Our CEO declined to take the bonus amount in excess of 100% of target for the strategic component, and instead recommended that the resulting value be issued by the Compensation Committee as CEO awards to Messrs. Frese, Kay, Blain, and other executive officers to recognize their contributions in the successful sourcing, negotiation and closing of our acquisition of Trammell Crow Company and other accomplishments. The amount of such discretionary bonuses is reported on page 32 in the Summary Compensation Table under the “Bonus” column.

In 2007, we will provide annual performance-based awards under a newly amended EBP, or 2007 EBP, and a new Executive Incentive Plan, which are described below under the heading “Changes to our compensation program in 2007”, and elsewhere in this Proxy Statement under the heading “Proposal No. 3: Approval of the CB Richard Ellis Group, Inc. Executive Incentive Plan” on page 21.

Long-term incentives: We use equity compensation as a long-term incentive for alignment with stockholders and as a retention tool focused on top executives that have line of sight to results. Long-term incentives, i.e., equity awards, for our executive officers are targeted at the market median for our peer group and have historically been provided annually through a combination of stock options and restricted shares granted under our Amended and Restated 2004 Stock Incentive Plan, or 2004 Stock Incentive Plan. Until September 2006, we made such awards using share-based guidelines that provided a consistent number of shares granted each year. This was done on an option-equivalent basis, i.e., each restricted share or restricted stock unit awarded was equivalent to 2.25 options. Grants of stock options and awards of restricted stock to our executive officers were provided at a ratio of 75% to 25%, in terms of grant date fair value, and made at the fall meeting of our Compensation Committee.

In September 2006, our Compensation Committee began making option and restricted stock award grants using grant value (or accounting cost) guidelines, rather than share-based guidelines. Given the significant appreciation in our stock price, switching to a grant value approach helps manage the annual cost of our equity incentive awards. The overall grant value for 2006 represented a 10% increase in cost over 2005. Had we continued to use a share-based approach and made grants for a number of shares consistent with prior year levels, the increase in cost would have been approximately 75%. The executive grant guidelines are determined by our Compensation Committee and are based on each executive’s position within our organization, job performance, future potential, awards made to executives at comparable companies and other factors. Our Compensation Committee reduced the ratio of option value to stock award value to 50%/50% for our executive officers in September 2006, as opposed to the ratio of 75%/25% used in September 2005. This was consistent with the ratio applied to most other participants in our equity incentive program. We believe that, in addition to achieving cost savings versus the prior combination, reducing the ratio of stock options to restricted stock in light of the growth in our stock price increases the perceived retention value to participants of our equity compensation program by mitigating the impact of stock price volatility on earned compensation. Detailed information on equity compensation grants to our executive officers in 2006 is reported on page 34 in the table of Grants of Plan-Based Awards.

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Stock options: We grant stock options because they motivate our executives to engage in behaviors that create stockholder value, thereby aligning the interests of executives and stockholders. For an executive to receive value from a stock option, the stock price must grow to be above the grant date price after the stock option vests. We grant stock options with an exercise price equal to the fair market value of our common stock on the date of grant, which is defined in our 2004 Stock Incentive Plan as the closing price of our common stock on the NYSE. Generally, stock options have a term of seven years from the date of grant and vest 25% per year beginning on the first anniversary of the grant date. This multi-year vesting schedule helps us retain key talent and ensure that executives take a long-term view with regard to growth in stockholder value. For purposes of determining the number of options granted to each executive under our value-based guidelines, options are valued using the Black-Scholes option pricing model.

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Restricted stock: We have historically used restricted stock because we believe that it also aligns the interests of our executives with those of stockholders. Restricted stock provides a balance to the highly leveraged stock option component. Restricted stock encourages executives to create stockholder value and to maintain and preserve value, thus ensuring that executives carefully consider the degree of risk associated with the strategic plan. Restricted stock granted to executives generally vests 25% per year beginning on the first anniversary of the grant date, subject to the executive’s continued employment, which also provides a strong retention mechanism. For purposes of our value-based guidelines, the value of each share of restricted stock is equal to the value of one share of our common stock on the date of grant, which equals our accounting cost.

Deferred compensation plans: We also have deferred compensation plans in which highly compensated employees may participate, as described on page 41 under “Summary of Plans, Programs and Agreements—Deferred Compensation Plans”. We have an open Deferred Compensation Plan, or the Post-August 2004 DCP, in

which our executive officers and other highly compensated employees may defer portions of their salaries and annual performance awards. The purpose of this plan is to provide highly compensated employees a tax-efficient way to defer compensation to future years, thus increasing the perceived value of the overall program in support of our attraction/retention objectives. Under the Post-August 2004 DCP, participants may only deposit their deferred income into money market funds or mutual fund investment options. We do not provide above market or guaranteed returns on non-qualified deferred compensation.

Under our prior deferred compensation plan, or Pre-August 2004 DCP, which was closed in August 2004, participants could purchase stock units, each of which was equivalent to one share of our common stock, as well as invest in interest index or insurance funds. Participation in the Pre-August 2004 DCP by any of our named executive officers is described on page 41 under “Summary of Plans, Programs and Agreements—Deferred Compensation Plans”.

Change of control agreements: Since our initial public offering of our common stock, we have not had change of control agreements with any of our executive officers. However, in connection with our acquisition of Trammell Crow Company, on October 30, 2006, we entered into an amendment to the employment agreement between Mr. Sulentic and Trammell Crow Company. Please see “Summary of Plans, Programs and Agreements—Potential Payments Upon Termination or Change in Control” on page 43 for details of this agreement.

In general and other than as described under “Summary of Plans, Programs and Agreements—Potential Payments Upon Termination or Change in Control,” “Summary of Plans, Programs and Agreements—Other Agreements With Our Executive Officers” and “Related Party Transactions—Other Agreements With Our Directors,” we have not entered into employment agreements with our executives. We believe that our compensation structure, including our long-term incentives, reflects our strategy of achieving our retention goals in the absence of employment contracts.

Benefits and Perquisites: Our executive officers participate in our benefit plans on the same basis as all of our other employees. We do not offer our executive officers perquisites, with the exception of Messrs. Blain and Sulentic. We provide Mr. Blain with allowances for housing, education/subsistence/travel, and insurance in an aggregate amount of $147,900. We inherited an umbrella insurance policy upon the merger with Trammell Crow Company in which Mr. Sulentic participates and for which we pay the premium of approximately $2,000 per year.

Timing of equity grants

We have an Equity Award Policy that is published in the Corporate Governance section of the Investor Relations page on our website at www.cbre.com. This policy (1) generally sets the timing of our annual equity grants, (2) provides that our Compensation Committee may not delegate any of its authority under our 2004 Stock Incentive Plan without prior Board approval and (3) provides that the effective date of a grant is either the date our Compensation Committee approves the award or a later date specified at that time. Our executive officers receive equity awards each year as part of an annual grant to our senior managers and other leaders approved by our Compensation Committee. This grant of stock options and restricted stock awards generally occurs at the Fall meeting of the Compensation Committee. The exercise price of stock options and value of restricted stock awards is the fair market value on the grant date, based on the closing price of our common stock on the NYSE and as set forth in our 2004 Stock Incentive Plan.

Policy on stock trading and hedging

We have a pre-clearance process for trades in CB Richard Ellis securities which all directors, executive officers and other designated insiders must follow. We also prohibit our directors, executive officers and other designated insiders from trading in CB Richard Ellis securities outside of our quarterly trading windows. In addition, all employees are prohibited from engaging in any transaction involving a put, call or other option on CB Richard Ellis securities (other than exercises of an option granted under our 2001 Stock Incentive Plan, our 2004 Stock Incentive Plan, or any of our, or our acquiree’s, legacy stock incentive plans).

Changes to our compensation program in 2007

In December 2006, our Compensation Committee decided to replace its existing compensation consultant, and retained Frederic W. Cook & Co., Inc., or Cook & Co., as its new compensation consultant. Senior management had an opportunity to interview compensation consultant candidates and provide feedback to our Compensation Committee, however, the decision to retain Cook & Co. was a unanimous choice of our Compensation Committee. Cook & Co. performs all work on behalf of the Compensation Committee and does no work for management unless requested by the Compensation Committee Chair. Cook & Co. receives no compensation from us other than for its work in advising the Committee.

After its retention as compensation consultant to our Compensation Committee, Cook & Co. conducted an extensive review of our compensation program. In light of the increase in our size, revenue and scope of operations due to the closing of our acquisition of Trammell Crow Company, Cook & Co. recommended a new peer group of public companies for compensation benchmarking purposes. These companies were selected prior to evaluation of benchmarking data and were chosen because they operate a similar business model of generally similar scope in which senior management is responsible for managing large numbers of professional employees who provide services to businesses across all industries.2

In comparison to our peer group, our revenue falls between the 25th percentile and median of this peer group and our market capitalization falls slightly below the 75th percentile of this peer group. Our one-year and three-year growth in revenue, EBITDA and diluted earnings per share, or EPS, and our total shareholder return performance were at or near the top of this peer group. Compared to the peer group, actual cash compensation for our executive officers was slightly above market median. Furthermore, targeted cash compensation for our executive officers was generally between the 25th percentile and median of the peer group, which is substantially below the 75th percentile as intended under the compensation program previously adopted by our Compensation Committee. As a result of this study, our Compensation Committee made several changes to our executive compensation program.

For example, at the recommendation of Cook & Co., our Compensation Committee adopted the CB Richard Ellis Group, Inc. Executive Incentive Plan, or EIP. The EIP is meant to enable us to avail ourselves of the exemption from deductibility limits under Section 162(m) of the U.S. Tax Code (see “Proposal No. 3: Approval of the CB Richard Ellis Group, Inc. Executive Incentive Plan” on page 21). The EIP will determine a maximum award for each executive for each annual performance period that will be equal to 1% of EBITDA for our Chief Executive Officer and 0.5% of EBITDA for each of our other participating executive officers. Our Compensation Committee may adjust such awards downward, but not upwards over these amounts. For 2007, our Compensation Committee intends to determine the actual amount of such awards through application of the 2007 EBP, which is an amended version of the 2006 EBP, as well as consideration of other factors determined to be relevant by our Compensation Committee in gauging the performance of each executive.

In addition, our Compensation Committee amended our 2006 EBP in March 2007 with the 2007 EBP. Among the 2007 amendments, our Compensation Committee increased target bonuses for our Chief Executive Officer, Chief Financial Officer, President for Asia-Pacific, and General Counsel. In combination with 2007 base

[2]

The peer group of companies as recommended by Cook & Co. include: Aon Corporation, Aramark Corporation, Computer Sciences Corporation, First American Corporation, Fiserv, Inc., Hewitt Associates, LLC, Jones Lang LaSalle, Inc., Kelly Services, Inc., LandAmerica Financial Group, Inc., Marsh & McLennan Companies, Inc., Pitney Bowes, Inc., Robert Half International Inc., R.R. Donnelley & Sons Company, The Servicemaster Company, Unisys Corporation and Willis Group Holdings Limited.

salaries, these bonus targets were established such that executives would earn median total annual cash compensation if our financial and strategic targets are achieved. Executives have the opportunity to earn total annual cash compensation at or above the 75th percentile if we significantly exceed our financial and strategic targets. However, if we fail to achieve our financial and strategic targets, executives will earn total annual cash compensation below median, and in the event that threshold goals are not achieved, may forfeit their bonus opportunities. Our Compensation Committee also determined that the 2007 awards for both our line of business executive officers and staff executive officers would be 80% based on financial measures and 20% on strategic measures. In 2006, our staff executive officers had a 60% to 40% split. In addition, the range between threshold and maximum, for purposes of the financial measures in the 2007 EBP, was changed to be plus or minus 20% of the target goal (versus plus or minus 30% as in the 2006 EBP). Payouts will continue to range from 0% to 200% of target for the financial measures and from 0% to 150% of target for the strategic measures. Lastly, as previously announced, we increased the base salaries of our Chief Executive Officer, Chief Financial Officer, President for Asia Pacific, and General Counsel.

Section 162(m) tax considerations

We attempt to structure our compensation program to comply with Section 162(m) of the U.S. Tax Code, which limits the deductibility of executive compensation paid by publicly held corporations to $1,000,000 per employee, unless the compensation is performance-based. As much as possible, we use and intend to use performance-based compensation. In connection with this goal, our Compensation Committee approved the EIP in March 2007, which is discussed more fully under “Proposal No. 3: Approval of the CB Richard Ellis Group, Inc. Executive Incentive Plan” and above in the immediately preceding section. The Section 162(m) limitation on deductibility will not apply to compensation paid by us based on performance goals for 2007 provided that our stockholders approve this Proposal.

However, we believe that we must attract, retain and reward the executive talent necessary to maximize the return to stockholders and that the loss of a tax deduction may be necessary and appropriate in some circumstances.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management of CB Richard Ellis the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in CB Richard Ellis’ Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation Committee

Frederick V. Malek, Chair

Bradford M. Freeman

Jane J. Su

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any future filings with the SEC by reference, including this proxy statement, the foregoing Report of the Compensation Committee is not incorporated into any such filings.

SUMMARY COMPENSATION TABLE

The following table sets forth information for the fiscal year ended December 31, 2006 concerning the compensation of our Chief Executive Officer and certain of our other executive officers. On April 28, 2006, our Board approved a three-for-one stock split of our outstanding common stock effected as a 100% stock dividend, which was distributed on June 1, 2006. For stock and option awards, the dollar amounts set forth in the table below reflect the dollar amounts recognized by us for financial statement reporting purposes with respect to the fiscal year ended December 31, 2006 in accordance with FAS 123R.

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) (3)	Stock Awards (4)	Option Awards (4)	Non-Equity Incentive Plan Compensa- tion (5) ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings (6) ($)	All Other Compensa- tion (1) (7)(8)(9) (10)(11) ($)	Total (12) ($)
Brett White President and Chief Executive Officer	2006	$650,000	$—	$228,320	$806,028	$1,959,000	$—	$2,486	$3,645,834

Kenneth J. Kay Senior Executive Vice President and Chief Financial Officer	2006	450,000	27,000	76,106	306,092	790,000	—	—	1,649,198

Calvin W. Frese, Jr. Senior Executive Vice President and President, Americas	2006	503,077	227,000	98,938	362,563	670,000	—	1,655	1,863,233

Robert E. Sulentic Group President	2006	19,726	1,500,000	—	—	—	—	59	1,519,785

Robert Blain President, Asia Pacific	2006	400,000	27,000	76,106	260,539	557,000	—	147,900	1,468,545

(1)	Mr. Sulentic became an executive officer on December 20, 2006. As a result, amounts shown in Mr. Sulentic’s “Salary” and “All Other Compensation” column are prorated for the year ended December 31, 2006.

(2)	The total amounts shown in this column reflect discretionary cash-based CEO award issued to Messrs. Kay, Frese and Blain to recognize their contributions in the successful sourcing, negotiation and closing of our acquisition of Trammell Crow Company and other accomplishments.

(3)	Reflects a cash bonus paid to Mr. Sulentic, who became our executive officer upon our acquisition of Trammell Crow Company. Mr. Sulentic’s cash bonus was determined in the first instance by former members of Trammell Crow Company’s Compensation Committee in accordance with our Agreement and Plan of Merger between us, Trammell Crow Company and A-2 Acquisition Corp., our wholly owned subsidiary. This cash bonus was based on targets and performance criteria established in 2006 by the Trammell Crow Compensation Committee and on Mr. Sulentic’s performance as the chief executive officer of Trammell Crow Company.

(4)	All grants were made under the 2001 Stock Incentive Plan and 2004 Stock Incentive Plan. See Note 3 “Stock-Based Compensation” to our interim financial statements as reported on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006 and Note 2 “Significant Accounting Policies” to our consolidated financial statements as reported on Form 10-K for the year ended December 31, 2006 for a discussion on the valuation of our stock awards and option awards.

(5)	Amounts in this column relate to compensation pursuant to our 2006 EBP. Our 2006 EBP is a discretionary bonus plan that is based on the achievement of financial and non-financial performance objectives that are established at the beginning of each fiscal year and calculated in accordance with formulas under our 2006 EBP.

(6)	Although Messrs. Frese and White have contributed to our deferred compensation plans described on page 41, earnings on deferred compensation are not reflected in this column because we do not provide above market or guaranteed returns on non-qualified deferred compensation.

(7)	Previously Brett White, our Chief Executive Officer, had an outstanding loan balance of $257,300 in connection with his purchase of shares in 1998 under our 1996 Equity Incentive Plan. Pursuant to a promissory note executed in connection with our 1996 Equity Incentive Plan, all interest accrued on the outstanding loan balances for any year was forgiven if Mr. White’s performance produced a high enough level of bonus, with approximately $7,500 of interest forgiven for each $10,000 of bonus. Mr. White repaid the outstanding amount of $257,300 of this loan in full on February 17, 2005 and all interest accrued in 2005 was automatically forgiven in 2006 upon calculation of Mr. White’s 2005 bonus.

(8)	The amount in this column for Mr. Frese includes a matching contribution of $1,655 to his 401(k) account pursuant to our 401(k) plan’s employee match policy. The amount indicated is contributed by us in the year shown based on contributions by Mr. Frese and our performance in the prior year.

(9)	Reflects the prorated amount of premiums paid by us for an umbrella insurance policy for Mr. Sulentic.

(10)	Mr. Blain received a housing allowance of $86,100, education/subsistence/travel allowance of $60,300 and an insurance allowance of $1,500 in 2006.

(11)	Other than the perquisites described in footnotes (9) and (10) above relating to Messrs. Blain and Sulentic, our executive officers participate in the same benefit plans as all of our other employees and we otherwise do not offer our executive officers perquisites.

(12)	Mr. Blain’s salary and non-equity incentive plan compensation amounts are determined in U.S. dollars but are paid in Hong Kong dollars. We pay Mr. Blain’s salary on the last day of each month in Hong Kong dollars converted from U.S. dollars at the prevailing exchange rate as published by the Wall Street Journal on the date his salary is determined by our Compensation Committee. We convert Mr. Blain’s non-equity incentive plan compensation amount from U.S. dollars to Hong Kong dollars on the day that amount is paid, converted at the prevailing rate set by The Hongkong and Shanghai Banking Corporation Limited.

GRANTS OF PLAN BASED AWARDS

The following table sets forth information concerning stock and cash awards during the fiscal year ended December 31, 2006 to the persons named in the table under “Summary Compensation Table”, each of which was granted pursuant to our 2004 Stock Incentive Plan or 2006 Executive Bonus Plan described below.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Brett White		$2,600	$1,300,000	$2,470,000	—	—	—
	September 6, 2006	—	—	—	52,399	—	—	$1,229,281
	September 6, 2006	—	—	—	—	118,011	$23.46	1,228,369

Kenneth J. Kay		2,000	500,000	900,000	—	—	—
	September 6, 2006	—	—	—	17,466	—	—	409,752
	September 6, 2006	—	—	—	—	39,337	23.46	409,456

Calvin W. Frese, Jr.		1,000	500,000	950,000	—	—	—
	September 6, 2006	—	—	—	22,706	—	—	532,683
	September 6, 2006	—	—	—	—	51,138	23.46	532,292

Robert E. Sulentic		—	—	—	—	—	—	—

Robert Blain		750	375,000	712,500	—	—	—
	September 6, 2006	—	—	—	17,466	—	—	409,752
	September 6, 2006	—	—	—	—	39,337	23.46	409,456

(1)	Amounts reported represented each executive officer’s annual incentive opportunity in 2006 under our 2006 EBP.

(2)	The closing price of our common stock on September 6, 2006 was $23.46. Prior to September 6, 2006, the exercise price of options granted pursuant to our 2004 Stock Incentive Plan was determined in accordance with the definition of “Fair Market Value” set forth in the plan, which required a calculation of the arithmetic mean of the high and low selling prices for such date. On September 6, 2006, our Board amended the definition of “Fair Market Value” as set forth in our 2004 Stock Incentive Plan to mean the closing price of our common stock on the effective date of grant.

SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS

2004 Stock Incentive Plan

Our 2004 Stock Incentive Plan authorizes the grant of stock-based awards to our employees, directors and consultants. A total of 20,785,218 shares of our Class A common stock initially were reserved for issuance under the 2004 Stock Incentive Plan (this figure, and the share limits described below, reflect the 3-for-1 stock split of our outstanding Class A common stock and Class B common stock effected on May 4, 2004, the 1-for-1.0825 reverse stock split of our outstanding Class A common stock and Class B common stock effected on June 7, 2004, and the 3-for-1 stock split of our outstanding Class A common stock effected on June 1, 2006). This share reserve is reduced by one share upon grant of an option or stock appreciation right, and is reduced by 2.25 shares upon issuance of stock pursuant to other stock-based awards. Awards that expire, terminate, lapse, that are reacquired by us or that are redeemed for cash rather than shares will again be available for grant under the 2004 Stock Incentive Plan.

The plan is designed to qualify such compensation as “performance-based compensation” under Section 162(m) of the U.S. Tax Code. As a result, we are able to deduct in full for federal income tax purposes the compensation recognized by certain executive officers in connection with options granted under the 2004

Stock Incentive Plan. To comply with Section 162(m), the 2004 Stock Incentive Plan limits the number of shares for which options or stock appreciation rights may be granted to any employee. Under this limitation, no employee will be eligible to be granted options or stock appreciation rights covering more than 6,235,566 shares during any calendar year. In addition, our Board has adopted a policy stating that no person will be eligible to be granted options, stock appreciation rights, or restricted stock purchase rights covering more than 2,078,523 shares during any calendar year and to be granted any other form of stock award permitted under the 2004 Stock Incentive Plan covering more than 1,039,260 shares during any calendar year. As of December 31, 2006, 6,578,508 shares were subject to options issued under our 2004 Stock Incentive Plan and 8,417,508 shares remained available for future grants under the 2004 Stock Incentive Plan.

The number of shares issued or reserved pursuant to the 2004 Stock Incentive Plan, or pursuant to outstanding awards, the share limits on grants of options and/or stock appreciation rights to a given participant, and the number of shares and exercise or base price for outstanding awards, is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in our common stock. In addition, our Board may adjust outstanding awards to preserve the awards’ benefits or potential benefits.

Our Board has delegated administration of the 2004 Stock Incentive Plan to the Compensation Committee. The Compensation Committee, or our Board if the delegation of authority to the Compensation Committee is terminated in the future, has the authority to:

•	designate participants in the plan;

•	determine the type(s), number, terms and conditions of awards, as well as the timing and manner of grant;

•	interpret the plan; establish, adopt or revise any rules and regulations to administer the plan; and

•	make all other decisions and determinations that may be required under the plan.

Incentive and nonstatutory stock options must have an exercise price that is at least equal to the fair market value of our common stock on the date the option is granted. An option holder may exercise an option by payment of the exercise price (1) in cash, (2) pursuant to a “same day sale” program, (3) by the surrender of a number of shares of common stock already owned by the option holder for at least six months with a fair market value equal to the exercise price or (4) by a combination approved by the Board. Options generally vest and become exercisable over a period of four years. In the event of the option holder’s termination, the option holder will generally have up to three months (up to one year if due to disability or 18 months if due to death) from termination to exercise his/her vested options. Unless the option holder’s agreement provides otherwise, options generally expire, to the extent unexercised, five to seven years from the date of grant. The terms of the 2004 Stock Incentive Plan expressly provide that without the appropriate stockholder approval, the Board may neither cancel outstanding stock options and grant in substitution stock options having a lower exercise price nor may the Board amend outstanding options to reduce the exercise price thereof, except in connection with a transaction to which Section 424(a) of the U.S. Tax Code applies.

Our Board may award restricted stock bonuses. Our Board may also award restricted stock units, which entitle the participant the right to receive one share of common stock per unit at the time the unit vests, with delivery of such common stock on a later date. For both restricted stock bonuses and units, vesting will generally be based on the participant’s continuous service. In the event a participant’s continuous service terminates, all unvested common stock as of the date of termination will be subject to our reacquisition.

Our Board may grant stock appreciation rights independent of or in connection with an option. The base price per share of a stock appreciation right may be no less than 85% of the fair market value of our common stock. Generally, each stock appreciation right will entitle a participant upon redemption to an amount equal to (a) the excess of (1) the fair market value on the redemption date of one share of common stock over (2) the base price, times (b) the number of shares of common stock covered by the stock appreciation right. To the extent a stock appreciation right is granted concurrently with an option, the redemption of the stock appreciation right will proportionately reduce the number of shares of common stock subject to the concurrently granted option. Payment shall be made in common stock or in cash, or a combination of both, as determined by the Board. The plan also allows for grants of other stock-based awards such as restricted stock purchase rights, phantom stock units, performance shares and performance share units.

Unless otherwise determined by our Board or provided for in a written agreement evidencing an award, awards granted under the 2004 Stock Incentive Plan are not transferable other than by will or by the laws of descent and distribution.

In the event of a change of control, as defined in the 2004 Stock Incentive Plan, other than dissolution, the Board may provide for the (1) assumption or continuation of any stock awards outstanding under the plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) payment in exchange for the cancellation of an award or (4) termination of an award upon the consummation of the change of control, but only if the participant has been permitted to exercise or redeem an option or stock appreciation right prior to the change of control. Furthermore, at any time the Board may provide for the acceleration of exercisability and/or vesting of an award.

In connection with the SEC’s new rules on executive compensation disclosure, on September 6, 2006, our Board amended the 2004 Stock Incentive Plan. Pursuant to the amendment, the definition of “Fair Market Value,” set forth in Section 2(r) of the 2004 Stock Incentive Plan was amended to mean the closing price of our common stock on the effective date of grant, as compared to the prior definition which required a calculation of the arithmetic mean of the high and low selling prices for such date.

In addition, our Board may amend, suspend, or terminate the 2004 Stock Incentive Plan in any respect at any time, but no amendment may materially impair any of the rights of a participant under any awards previously granted, without his/her consent.

Share Price. On April 17, 2007, the closing price of our common stock on the NYSE was $35.68 per share.

Grants to Our Executive Officers. Pursuant to our 2004 Stock Incentive Plan, our Board has granted stock awards to our executive officers. Each of the stock awards disclosed in the “All Other Stock Awards: Number of Shares of Stock or Units” column in the Grants of Plan-Based Awards Table set forth on page 34 and the “Number of Shares or Units of Stock That Have Not Vested” column in the Outstanding Equity Awards at Fiscal Year End Table set forth on page 39 vests 25% on each of anniversary of the respective grant date, unless earlier terminated pursuant to the terms of our 2004 Stock Incentive Plan.

Pursuant to our 2004 Stock Incentive Plan, our Board has granted options to our executive officers. Each of the options disclosed in the “All Other Option Awards: Number of Securities Underlying Options” column in the Grants of Plan-Based Awards Table set forth on page 34 and the “Number of Securities Underlying Unexercised Options, Unexercisable” column in the Outstanding Equity Awards at Fiscal Year End Table set forth on page 39 vests 25% on each of anniversary of the respective grant date, unless earlier terminated pursuant to the terms of our 2004 Stock Incentive Plan.

The closing price of our common stock on September 6, 2006 was $23.46. Prior to September 6, 2006, the exercise price of options granted pursuant to our 2004 Stock Incentive Plan was determined in accordance with the definition of “Fair Market Value” set forth in the plan, which required a calculation of the arithmetic mean of the high and low selling prices for such date. As described above, on September 6, 2006, our Board amended the definition of “Fair Market Value” as set forth in our 2004 Stock Incentive Plan to mean the closing price of our common stock on the effective date of grant.

2001 Stock Incentive Plan

Our 2001 Stock Incentive Plan was adopted by our Board and approved by our stockholders on June 7, 2001. However, our 2001 Stock Incentive Plan was terminated in June 2004 in connection with the adoption of our 2004 Stock Incentive Plan, which is described above. The 2001 Stock Incentive Plan permitted the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors or independent contractors. Since our 2001 Stock Incentive Plan has been terminated, no shares remain available for issuance under it. However, as of December 31, 2006, outstanding stock options granted under the 2001 Stock Incentive Plan to acquire 7,151,384 shares of our Class A common stock remain outstanding according to their terms, and we will continue to issue shares to the extent required under the terms of such outstanding awards.

Options granted under this plan have an exercise price of $1.92 and vest and are exercisable in 20% annual increments over five years from the date of grant. Options granted under the 2001 Stock Incentive Plan are subject to a maximum term of ten years from the date of grant. The number of shares issued pursuant to the 2001 Stock Incentive Plan, or pursuant to outstanding awards, is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in our Class A common stock. In the event of a change of control of our company, all outstanding options will become fully vested and exercisable.

Grants to our Executive Officers. Pursuant to our 2001 Stock Incentive Plan, on July 20, 2001, May 31, 2002 and July 8, 2002, we granted stock options Messrs. White, Frese and Kay, respectively. With respect to unexercised options relating to these dates set forth in the “Number of Securities Underlying Unexercised Options, Unexercisable” column in the Outstanding Equity Awards at Fiscal Year End Table set forth on page 39, all of Mr. White’s options fully vested on July 20, 2006 and with respect to Messrs. Frese and Kay, such options shall fully vest on May 31, 2007 and July 8, 2007, respectively. In addition, on September 16, 2003, we granted options to each of Messrs. White, Kay, Frese and Blain. With respect to unexercised options relating to this date set forth in the “Number of Securities Underlying Unexercised Options, Unexercisable” column in the Outstanding Equity Awards at Fiscal Year End Table set forth on page 39, half of such options shall vest on September 16, 2007 and the remaining options shall vest on September 16, 2008.

Executive Incentive Plan

Our Executive Incentive Plan is described on page 21 under the heading “Proposal No. 3—Approval of the Executive Incentive Plan of CB Richard Ellis Group, Inc”.

2006 Executive Bonus Plan

Eligibility. Our Chief Executive Officer and employees who had been specifically designated and approved by our Chief Executive Officer were eligible to participate in the EBP. Participation in the EBP is limited to specific employees who we believed were able to contribute in a meaningful way to our profitability. However, eligibility did not guarantee payment of any reward under the EBP.

Performance. Awards under the EBP were based on the achievement of certain financial and strategic performance goals and a targeted level or levels of performance with respect to each goal. For 2006, financial performance goals were based on EBITDA. The financial and strategic performance measures were determined on an individual basis and were based on the achievement of specific objectives in each participant’s area of responsibility. Strategic performance measures for the Chief Executive Officer and our executive officers were approved by our Compensation Committee. The aggregate weightings of each participant’s strategic performance measures equaled 100%. During 2006, awards under the EBP for our Chief Executive Officer, the president of a global region or a line of business leader were weighted 80% on financial performance targets and 20% on strategic performance measures. Awards for all other EBP participants were weighted 60% on financial performance targets and 40% on strategic performance measures.

Award Determination. Each participant in the EBP received a target award in early 2006, which was weighted based on each participant’s financial and strategic performance goals. During 2006, the range between threshold and maximum for purposes of the financial measures was plus or minus 30% of the target goal. Strategic performance measures were weighted on a scale of one to five. For 2006, participants were not entitled to more than 200% of his or her target award.

CEO Awards. In certain exceptional circumstances, our Chief Executive Officer, subject to approval of our Compensation Committee, may award a supplementary discretionary bonus to certain participants in the EBP, other than the Chief Executive Officer. For 2006, our Compensation Committee determined that our Chief Executive Officer exceeded his targets for strategic measures, resulting in a payout of 150% of target for that component under the EBP formula. Our CEO declined to take the bonus amount in excess of 100% of target for the strategic component, and instead recommended that the resulting value be issued by the Compensation Committee as CEO awards to Messrs. Frese, Kay and Blain to recognize their contributions in the successful sourcing, negotiation and closing of our acquisition of Trammell Crow Company and other accomplishments. The amounts of such discretionary bonuses are reported on page 32 in the Summary Compensation Table under the “Bonus” column.

Maximum Award Amounts. The aggregate annual maximum amount of awards for all participants under the EBP in 2006 may not exceed 7.5% of our net income as reported in our audited financial statements in the fiscal year for which performance is being measured.

Salary and Bonus Compensation to Our Executive Officers

For 2006, salary comprised approximately 13% of total compensation paid to our Chief Executive Officer. Salary and discretionary cash bonus composition for our other executive officers, other than Mr. Sulentic, named in the Summary Compensation Table set forth on page 32 comprised approximately 22% to 30% of such executive officer’s total compensation. For Mr. Sulentic, salary and bonus comprised 100% of his total compensation because he was not eligible for receipt of stock or option awards in 2006, he did not participate in our 2006 EBP, and his bonus was entirely attributable to his employment with Trammell Crow Company prior to its acquisition by us.

Sales of Our Common Stock to Our Executive Officers

In connection with our acquisition of CB Richard Ellis Services in 2001, we offered and sold shares of our Class A common stock for $1.92 per share to certain of our employees, including 103,926 shares to Mr. Frese in 2002. If the employment of the owner of such shares is terminated, we have the right to repurchase a portion of the shares at either fair market value or the amount paid for such shares by the owner, which depends upon whether the owner was terminated “for cause” or voluntarily left for a “good reason,” as such terms are defined in the owner’s subscription agreement. On each of the first five anniversaries of the May 31, 2002 purchase dates of the shares, 20% of the shares initially subject to repurchase cease to be subject to the right of repurchase. Accordingly and as reflected in the “Number of Shares or Units of Stock That Have Not Vested” column in the Outstanding Equity Awards at Fiscal Year End table set forth below at December 31, 2006, 20% of such shares acquired by Mr. Frese remain subject to repurchase from the May 31, 2002 purchase date. The per share consideration paid for these shares was the same as the per share consideration paid by certain of our stockholders to acquire shares of our Class A common stock and Class B common stock on July 20, 2001, which consideration was used to partially finance our acquisition of CB Richard Ellis Services.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options or equity incentive plan awards granted during the fiscal year ended December 31, 2006 and stock that remains unvested as of December 31, 2006, to the persons named in the table under “Summary Compensation Table”.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)(2)(3)(4) (5)(6)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (7)(8)(9) (#)	Market Value of Shares or Units of Stock That Have Not Vested (10) ($)
Brett White					77,713	$2,580,072
July 20, 2001	235,770	—	$1.92	July 20, 2011
September 16, 2003	139,677	279,351	$1.92	September 16, 2013
September 22, 2004	112,233	150,000	7.46	September 22, 2009
September 21, 2005	84,375	253,125	15.43	September 21, 2012
September 6, 2006	—	118,011	23.46	September 6, 2013

Kenneth J. Kay					25,905	860,046
July 8, 2002	—	103,104	1.92	July 8, 2012
September 16, 2003	59,862	119,721	1.92	September 16, 2013
September 22, 2004	37,500	75,000	7.46	September 22, 2009
September 21, 2005	28,125	84,375	15.43	September 21, 2012
September 6, 2006	—	39,337	23.46	September 6, 2013

Calvin W. Frese, Jr.	—	—			54,464	1,808,205
May 31, 2002	—	57,162	1.92	May 31, 2012
September 16, 2003	—	119,730	1.92	September 16, 2013
September 22, 2004	—	75,000	7.46	September 22, 2009
September 21, 2005	36,562	109,688	15.43	September 21, 2012
September 6, 2006	—	51,138	23.46	September 6, 2013

Robert E. Sulentic	—	—			—	—

Robert Blain					25,905	860,046
September 16, 2003	41,568	83,148	1.92	September 16, 2013
September 22, 2004	45,000	45,000	7.46	September 22, 2009
September 21, 2005	28,125	84,375	15.43	September 21, 2012
September 6, 2006	0	39,337	23.46	September 6, 2013

(1)	With respect to options granted on May 31, 2002 to Mr. Frese, all of the unexercisable options will vest on May 31, 2007, unless earlier terminated pursuant to the terms of our 2001 Stock Incentive Plan.

(2)	With respect to options granted on July 8, 2002 to Mr. Kay, all of the unexercisable options will vest on July 8, 2007, unless earlier terminated pursuant to the terms of our 2001 Stock Incentive Plan.

(3)	With respect to options granted on September 16, 2003 to Messrs. White, Kay, Frese and Blain, the unexercisable options will vest in equal increments on each of September 16, 2007 and 2008, unless earlier terminated pursuant to the terms of our 2001 Stock Incentive Plan.

(4)	With respect to options granted on September 22, 2004 to Messrs. White, Kay, Frese and Blain, the unexercisable options reported in this column will vest in equal increments on each of September 22, 2007 and 2008, unless earlier terminated pursuant to the terms of our 2004 Stock Incentive Plan.

(5)	With respect to options granted on September 21, 2005 to Messrs. White, Kay, Frese and Blain, the unexercisable options reported in this column will vest in equal increments on each of September 21, 2007, 2008, and 2009, unless earlier terminated pursuant to the terms of our 2004 Stock Incentive Plan.

(6)	With respect to options granted on September 6, 2006 to Messrs. White, Kay, Frese and Blain, the unexercisable options reported in this column will vest in equal increments on each of September 6, 2007, 2008, 2009 and 2010, unless earlier terminated pursuant to the terms of our 2004 Stock Incentive Plan.

(7)	With respect to the total number of unvested stock awards listed in this column, 25,314, 8,439, 10,971 and 8,439 unvested stock awards granted to each of Messrs. White, Kay, Frese and Blain, respectively, will vest in equal increments on each of September 21, 2007, 2008 and 2009.

(8)	With respect to the total number of unvested stock awards listed in this column, 52,399, 17,466, 22,706 and 17,466 unvested stock awards granted to each of Messrs. White, Kay, Frese and Blain, respectively, will vest in equal increments on each of September 6, 2007, 2008, 2009 and 2010.

(9)	Includes 20,787 shares of our common stock purchased by Mr. Frese in connection with our acquisition of CB Richard Ellis Services in 2001. All of these shares vest on May 31, 2007.

(10)	Amounts reflected in this column were calculated by multiplying the number of unvested shares by $33.20, the closing price of our common stock on December 29, 2006.

Option Grants Table

The following table sets forth information concerning stock option exercises and vesting of stock awards during the fiscal year ended December 31, 2006 to the persons named in the table under “Summary Compensation Table”.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Brett White	450,000	$7,831,813	8,436	$212,925
Kenneth J. Kay	103,092	2,345,515	2,811	70,950
Calvin W. Frese, Jr.	418,983	9,379,338	24,438	628,246
Robert E. Sulentic	—	—	—	—
Robert Blain	83,136	2,275,201	2,811	70,950

(1)	Includes 20,784 shares of our common stock purchased by Mr. Frese in connection with our acquisition of CB Richard Ellis Services in 2001. These shares vested on May 31, 2006.

(2)	Reflects the number of shares acquired upon vesting multiplied by the closing price of our common stock on the applicable vesting date. On May 31, 2006, the closing price of our common stock was $25.79 and on September 21, 2006, the closing price of our common stock was $25.24.

Non-Qualified Deferred Compensation

The following table sets forth information concerning contributions to our Pre-August 2004 DCP, described below that provided for the deferral of compensation on a basis that is not tax-qualified during the year ended December 31, 2006 to the persons named in the table under “Summary Compensation Table”.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY (2)(3)(4) ($)	Aggregate Balance at Last FYE (5)(6) ($)
Brett White	$1,959,000	$2,823,326	$6,900,693
Kenneth J. Kay	—	—	—
Calvin W. Frese, Jr.	—	1,192,169	3,321,467
Robert E. Sulentic	—	—	—
Robert Blain	—	—	—

(1)	The entire amount contributed by Mr. White for the year ended December 31, 2006 is included in the amount reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 32.

(2)	Reflects 207,852 shares of our common stock underlying vested stock fund units held by Mr. White in our Pre-August 2004 DCP. Aggregate earnings of $2,823,326 have been computed by multiplying the number of shares by the difference between the closing market price of our common stock on January 1, 2006 over the closing market price of our common stock on December 31, 2006.

(3)	Reflects 83,139 shares of our common stock underlying vested stock fund units held by Mr. Frese in our Pre-August 2004 DCP. Of the aggregate earnings reported for Mr. Frese, $1,129,330 is attributable to earnings from such vested stock fund units and has been computed by multiplying the number of shares by the difference between the closing market price of our common stock on January 1, 2006 over the closing market price of our common stock on December 31, 2006.

(4)	With respect to Mr. Frese, includes $62,839 in earnings from deferred bonus amounts from prior years deferred pursuant to our Pre-August 2004 DCP.

(5)	All contributions by Mr. Frese are held in our Pre-August 2004 DCP and were made prior to our initial public offering in June 2004. As a result, none of the amounts reported in the “Aggregate Earnings in Last FY” or “Aggregate Balance at Last FYE” are reported as compensation in our “Summary Compensation Table” in proxy statements from prior fiscal years.

(6)	Mr. White’s aggregate balance at December 31, 2006 does not include the amount reflected in the “Executive Contributions in Last FY” column above. Amounts contributed by Mr. White were earned in 2006 but paid in early 2007 pursuant to our 2006 EBP.

Deferred Compensation Plans

We have four deferred compensation plans, or DCPs. The first, which we refer to as the Pre-August 2004 DCP, has been frozen and is no longer accepting deferrals. The second, which we refer to as the Post-August 2004 DCP, became effective on August 1, 2004 and began accepting deferrals on August 13, 2004. The third, which we refer to as the Restoration Plan, was assumed by us in connection with our acquisition of Insignia Financial Group, Inc., or Insignia, has been frozen and is no longer accepting deferrals. The fourth, which we refer to as the Trammell Crow Company DCP, was adopted by Trammell Crow Company effective January 1, 2006, and was assumed by us in connection with our acquisition of Trammell Crow Company.

Pre-August 2004 DCP. Prior to amending the Pre-August 2004 DCP as discussed below, each participant in the Pre-August 2004 DCP was allowed to defer a portion of his or her compensation for distribution generally either after his or her employment with us ended or on a future date at least three years after the deferral election date. The investment alternatives available to participants included two interest index funds and an insurance fund in which gains and losses on deferrals are measured by one or more of approximately 80 mutual funds. Distributions with respect to the interest index and insurance fund accounts are made by us in cash. In addition, prior to July 2001, participants were entitled to invest their deferrals in stock fund units that are distributed as shares of our Class A common stock. As of December 31, 2006, there were 3,217,235 outstanding stock fund units under the Pre-August 2004 DCP, all of which were vested.

Effective August 1, 2004, we closed the Pre-August 2004 DCP. On August 13, 2004, deferrals made by participants for the Plan Year 2004 were deposited in the Post-August 2004 DCP. Effective August 1, 2004, no additional deferrals were permitted under the Pre-August 2004 DCP. Existing account balances under the plan will be paid to participants in the future according to their existing deferral elections. However, currently all participants may make unscheduled in-service withdrawals of their account balances, including the shares of our common stock underlying stock fund units, if they pay a penalty equal to 7.5% and the taxes due on the value of the withdrawal. Unscheduled in-service withdrawals continue to be permitted under this plan because it is grandfathered from the rules of new Section 409A of the U.S. Tax Code.

Post-August 2004 DCP. Effective August 1, 2004, we adopted the Post-August 2004 DCP, which began accepting deferrals for compensation earned after August 13, 2004. At adoption, each participant’s original deferral election made for the Plan Year 2004 in the Pre-August 2004 DCP was carried into the Post-August 2004 DCP. Participants were not allowed to make new deferral elections for the plan year 2004.

Under the Post-August 2004 DCP, each participant is allowed to defer a portion of his or her compensation for distribution generally either after his or her employment with us ends or on a future date at least three years after the deferral election date. Deferrals are credited at the participant’s election to one or more investment alternatives under the Post-August 2004 DCP, which include a money-market fund and four mutual fund investment options. There is limited flexibility for participants to change distribution elections once made. Effective January 1, 2005, the Post-August 2004 DCP conforms to all the provisions outlined in Section 409A of the U.S. Tax Code and, therefore, does not allow for unscheduled in-service distributions.

Restoration Plan. The Restoration Plan, assumed in connection with our acquisition of Insignia, has been frozen and is no longer accepting deferrals. The Restoration Plan is being administered only for the purpose of making distributions when participants terminate employment.

Trammell Crow Company DCP. Effective January 1, 2006, Trammell Crow Company established a non-qualified deferred compensation plan, or Trammell Crow Company DCP, for certain key employees of Trammell Crow Company. A portion of the eligible employees’ compensation can be directed into the Trammell Crow Company DCP.

401(k) Plan

We maintain a tax qualified 401(k) retirement plan. Generally, our employees are eligible to participate in the plan if they are at least 21 years old. A participant is allowed to contribute to the plan from 1% to 50% of his or her compensation, subject to limits imposed by applicable law. Participants are entitled to invest up to 25% of their 401(k) account balance in shares of our common stock, however participants may not have more than 25% of their assets allocated to our common stock as measured at any year end. As of December 31, 2006, 117,383 shares of our common stock were held as investments by participants in our 401(k) plan. A participant may elect to receive a distribution from the plan in a single lump sum payment of his or her account balance following termination of the participant’s employment with us.

For the year ended December 31, 2006, we made a contribution of $1,655 to Mr. Frese’s 401(k) account in accordance with our discretionary contribution policy described below. These amounts are reflected in the “All Other Compensation” column of the Summary Compensation Table set forth on page 34.

Prior to 2007, we determined an amount of employer contributions that we would contribute, if any, to the plan based on the performance and profitability of our consolidated U.S. operations. Accordingly, our contributions for years prior to 2007 were allocated to participants who are actively employed on the last day of the plan year in proportion to each participant’s pre-tax contributions for that year, up to 5% of the participant’s compensation. Effective January 1, 2007, we amended our 401(k) plan such that we will automatically match

50% of our employee’s contributions up to 3% of the employee’s annual earnings (up to $150,000 in earnings) that are contributed to the 401(k) plan. Our matching contributions vest 20% a year over five years. The five year period applies retroactively for our employees from their date of hire. The discretionary match is no longer a feature of our 401(k) plan.

In connection with our acquisition of Trammell Crow Company, we assumed Trammell Crow Company’s existing 401(k) Retirement Savings Plan, or the Trammell Crow Company 401(k) Plan. The Trammell Crow Company 401(k) Plan is a defined contribution savings plan, which provided the opportunity for pretax contributions by employees of Trammell Crow Company. Trammell Crow Company matched 50% of the employee’s contributions up to 6% of the employee’s annual earnings or a maximum of $7,000 per employee per annum. Participants in the Trammell Crow Company 401(k) Plan continued participation in the Trammell Crow Company 401(k) without interruption until April 1, 2007, at which time they were allowed to join our 401(k) Plan. No further contributions may be made to the Trammell Crow Company 401(k) Plan after April 1, 2007. We expect that the Trammell Crow Company 401(k) Plan will be merged with our 401(k) Plan on July 1, 2007.

Potential Payments Upon Termination or Change in Control

In connection with our acquisition of Trammell Crow Company, on October 30, 2006, we entered into an amendment to the employment agreement between Mr. Robert E. Sulentic and Trammell Crow Company. Pursuant to the amendment, which was effective as of the date of the acquisition of Trammell Crow Company, Mr. Sulentic was appointed Group President of our Development Services, Asia Pacific and Europe, Middle East and Africa businesses. The term of the amendment is through October 30, 2008. Mr. Sulentic’s initial base salary is $600,000, and he is also eligible to receive annual bonus payments, which will have a bonus target amount of no less than $750,000 annually. The amendment also provides that Mr. Sulentic may receive a bonus in an amount of up to $300,000 for his assistance in facilitating the integration of Trammell Crow Company’s development and investment business.

In the event we experience a change in control and Mr. Sulentic’s employment is terminated by us without cause or by Mr. Sulentic for good reason within two years after such a change in control, Mr. Sulentic is entitled to receive the following compensation in addition to awarded but unpaid bonuses and accrued base salary, benefits and investment plan participation amounts: (a) cash payments in the amount of two and a half times (i) Mr. Sulentic’s highest annual base salary for the preceding 12 months, and (ii) the amount equal to the greater of the highest bonus target amount applicable to Mr. Sulentic during the employment period or $750,000; (b) cash payments in the amounts of (i) the unvested portion of any matching contribution account under the 401(k) plan, and (ii) three times our matching contribution under the 401(k) plan for the calendar year prior to the year in which the termination occurs; (c) continuing coverage under the health plan for three years, with the active employee cost to be paid by Mr. Sulentic; (d) a pro-rated bonus payment based on the average percentage of annual cash incentive bonuses paid to other senior executives, payable when such incentive bonuses are paid to other senior executives; (e) expenses for enrollment in an outplacement program for up to 12 months; and (f) continued vesting of all awards granted after a change in control under our 2004 Stock Incentive Plan for a period of two years. Mr. Sulentic also may terminate his employment no later than the seventh calendar month following a change in control that occurs after our acquisition of Trammell Crow Company and receive the compensation and benefits described above in this paragraph. Upon a change in control, all awards held by Mr. Sulentic pursuant to equity incentive plans will automatically vest and become exercisable. If any payment under Mr. Sulentic’s employment agreement is subject to excise taxes under the U.S. Tax Code, we have agreed to use commercially reasonable efforts to restructure, in a manner reasonably acceptable to Mr. Sulentic and us, such payments or benefits due to eliminate or reduce these excise taxes. If, despite the use of commercially reasonable efforts, we are unable either to agree with Mr. Sulentic on a restructuring of the payments or benefits due to him under his employment agreement, we have agreed to pay Mr. Sulentic an additional amount to cover the excise tax payable to him as well as a gross-up payment on all taxes due.

Mr. Sulentic has agreed that up to a period of one year after termination of his employment, he will not compete with our business, solicit or interfere with our clients, or offer to employ, engage or solicit any of our non-administrative or non-clerical employees.

On December 19, 2006, we entered into a second amendment to Mr. Sulentic’s employment agreement, pursuant to which certain restricted stock that would have otherwise vested at the closing of our acquisition of Trammell Crow Company will partially vest in April 2007 and the remainder in July 2007. In addition, the second Amendment provides for the acceleration of vesting of such restricted stock upon a change in control of our Development Services business.

The following table sets forth the estimated potential payments that would be due to Mr. Sulentic upon a termination without cause, resignation for good reason or a termination in connection with a change in control, assuming that such event occurred on December 31, 2006:

	Compensation Upon Termination Other Than in Connection With a Change in Control		Termination in Connection with a Change in Control of CB Richard Ellis Group, Inc. or the Development Services Business (1)
Benefit	Death or Disability	Termination without Cause/ Resignation for Good Reason/Non- Renewal Election
Cash Severance Benefit	$—	$2,783,333	$3,375,000
Restricted Stock	2,822,070	2,822,070	2,822,070
Awarded but Unpaid Bonuses	1,500,000	1,500,000	1,500,000
401(k) Benefits	—	18,900	18,900
Health and Welfare Benefits	—	28,980	28,980
Outplacement Services	—	—	6,500
Excise Tax Gross-Up (2)	—	—	1,192,987
Total	4,322,070	7,153,283	8,944,437

(1)	In the event that Mr. Sulentic’s employment is terminated due to his death or disability, Mr. Sulentic or his personal representative would be entitled to the payments listed under the “Death or Disability” column.

(2)	If any payment under Mr. Sulentic’s employment agreement is subject to excise taxes under the U.S. Tax Code, we have agreed to use commercially reasonable efforts to restructure, in a manner reasonably acceptable to Mr. Sulentic and us, such payments or benefits due to eliminate or reduce these excise taxes. If, despite the use of commercially reasonable efforts, we are unable either to agree with Mr. Sulentic on a restructuring of the payments or benefits due to him under his employment agreement, we have agreed to pay Mr. Sulentic an additional amount to cover the excise tax payable by him as well as a gross-up payment on all taxes due.

Other Agreements with Executive Officers

Robert Blain. On February 2, 2007, we entered into a Mutual Termination Agreement, which terminated Mr. Blain’s Offer of Employment letter, dated January 23, 2002, as amended, but did not alter or modify Mr. Blain’s employment status, current position or compensation.

EQUITY COMPENSATION PLAN INFORMATION

The information under the heading “Equity Compensation Plan Information” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed by us with the SEC on March 1, 2007 is incorporated herein by reference.

STOCK OWNERSHIP

HOLDINGS OF OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS

The table below reflects the number of shares beneficially owned by (a) each director and nominee for director to our Board; (b) each of our current executive officers named in the Summary Compensation Table; (c) all directors, director nominees and executive officers as a group; and (d) each person or group known to us owning more than five percent of the outstanding shares of our common stock as of April 1, 2007. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares.

	Company Common Stock
Name of Beneficial Owner	Shares Owned	Right to Acquire Beneficial Ownership Under Options Exercisable Within 60 Days	Percent of Class
Brett White (1)(2)	781,400	347,055	*
Kenneth J. Kay	27,416	—	*
Calvin W. Frese, Jr. (3)	234,249	93,724	*
Robert Blain	98,409	69,693	*
Robert E. Sulentic	—	—	*
Richard C. Blum (1)(4)	24,562,494	10,878	10.8
Patrice Marie Daniels	20,983	10,878	*
Thomas A. Daschle	4,426	1,560	*
Curtis F. Feeny	444	47	*
Bradford M. Freeman	25,468	10,878	*
Michael Kantor	45,922	35,817	*
Frederic V. Malek (5)	343,328	10,878	*
John G. Nugent (6)	13,413	—	*
Jane J. Su (1)(4)	24,542,304	152	10.8
Gary L. Wilson	70,861	60,756	*
Ray Wirta (1)(7)	7,003,521	2,462,934	3.1
All directors, director nominees and executive officers as a group	33,299,299	3,150,250	14.6
Blum Capital Partners, L.P.
Blum Strategic Partners, L.P.
Blum Strategic Partners II, L.P.
Blum Strategic Partners II GmbH & Co. KG (1)(4)	24,541,511	—	10.8

*	less than 1.0%

(1)	As a result of the voting provisions set forth in the Securityholders’ Agreement described in greater detail in this Proxy Statement under the heading “Related-Party Transactions—Securityholders’ Agreement,” this stockholder, together with our other stockholders that owned shares of Class B common stock prior to our initial public offering, other than Frederic V. Malek, may be deemed to constitute a group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, or the Exchange Act. Accordingly, the group formed by these stockholders may be deemed to beneficially own 32,348,208 shares of our Class A common stock.

(2)	Mr. White is co-trustee and, together with his wife Danielle, is the beneficiary of The White Family Trust, which owns 148,780 of the indicated shares. Mr. White is the direct beneficial owner of 77,713 shares of our common stock. Includes 207,852 shares of our common stock underlying vested stock fund units in our Pre-August 2004 DCP. In connection with any voluntary or involuntary termination of his employment with us, Mr. White may be entitled to receive an issuance of some or all of the shares underlying the stock fund units within 60 days of such termination, depending upon the date of such termination and the current terms of the election he has made under the plan. As a result of the Securityholders’ Agreement, Mr. White shares voting power over 226,493 of the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004. Mr. White has an aggregate right to acquire beneficial ownership under 347,055 vested stock options and, subject to continued vesting, 800,487 unvested stock options.

(3)	Includes 83,139 shares of our common stock underlying vested stock fund units in our Pre-August 2004 DCP. In connection with any voluntary or involuntary termination of his employment with us, Mr. Frese may be entitled to receive a distribution of some or all of the shares underlying the stock fund units within 60 days of such termination, depending upon the date of such termination and the current terms of the election he has made under the plan.

(4)	Includes 11,223,765 shares of our common stock owned by Blum Strategic Partners, L.P., 13,037,652 shares of our common stock owned by Blum Strategic Partners II, L.P., 268,917 shares of our common stock owned by Blum Strategic Partners II GmbH & Co. KG, and 11,177 shares of our common stock owned by Blum Capital Partners, L.P. The sole general partner of Blum Strategic Partners, L.P. is Blum Strategic GP, L.L.C., and the sole general partner of Blum Strategic Partners II, L.P. and the managing limited partner of Blum Strategic Partners II GmbH & Co. KG is Blum Strategic GP II, L.L.C. Richard C. Blum is a managing member and Jane J. Su is a member of Blum Strategic GP, L.L.C. and Mr. Blum is a managing member and Ms. Su is a member of Blum Strategic GP II, L.L.C. Except as to any pecuniary interest, each of Mr. Blum and Ms. Su disclaims beneficial interest in all of these shares. The business address of Blum Capital Partners, L.P., Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P., Blum Strategic Partners II GmbH & Co. KG, Blum Strategic GP, L.L.C., Blum Strategic GP II, L.L.C., Richard C. Blum and Jane J. Su is 909 Montgomery Street, Suite 400, San Francisco, California 94133. As a result of the Securityholders’ Agreement, Blum Strategic Partners, L.P., Blum Strategic Partners II, L.P. and Blum Strategic Partners II GmbH & Co. KG share voting power over the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004.

(5)	Mr. Malek is a trustee of The Malek Family Charitable Trust, which owns 30,000 of the shares reflected and Mr. Malek, his wife and their children are the beneficiaries.

(6)	Includes 13,413 shares of our common stock underlying vested stock fund units in our Pre-August 2004 DCP. In connection with any voluntary or involuntary termination of his employment with us, Mr. Nugent may be entitled to receive a distribution of some or all of the shares underlying the stock fund units within 60 days of such termination, depending upon the date of such termination and the current terms of the election he has made under the plan.

(7)	As a result of the Securityholders’ Agreement, Mr. Wirta shares voting power over 4,540,587 of the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004. Pursuant to the Transition Agreement entered into on February 22, 2005 between us and Mr. Wirta, all of Mr. Wirta’s stock options vested on June 2, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers, directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

RELATED-PARTY TRANSACTIONS

Securityholders’ Agreement

In connection with our acquisition of CB Richard Ellis Services in 2001, we and CB Richard Ellis Services entered into a Securityholders’ Agreement with certain of our stockholders, including those listed below:

•	our stockholders affiliated with Blum Capital Partners, L.P.;

•	Ray Wirta, who is our former Chief Executive Officer and current Vice Chairperson of the Board;

•	Brett White, who is our President and Chief Executive Officer; and

•	Frederic V. Malek, who is one of our directors.

The Securityholders’ Agreement defines various rights of the stockholders that are parties to the agreement related to their ownership of common stock.

Nomination of Directors and Voting. Our stockholders affiliated with Blum Capital Partners are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. The stockholders that are parties to the Securityholders’ Agreement that owned shares of our Class B common stock, other than Mr. Malek, are obligated to vote their shares in favor of the directors nominated by these affiliates of Blum Capital Partners. As of March 31, 2007, these stockholders, collectively, beneficially owned approximately 14.2% of our outstanding Class A common stock.

Registration Rights. Pursuant to the Securityholders’ Agreement, we have granted registration rights to our stockholders that are parties to that agreement. As a result of these registration rights, we can be required by some of our stockholders to effect registration statements, or “demand registrations,” registering the securities held by the stockholder for sale under the Securities Act of 1933, or the Securities Act. Under this agreement, our stockholders affiliated with Blum Capital Partners have four remaining demand registrations. In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our stockholders that is party to the Securityholders’ Agreement the opportunity to participate, or “piggyback,” in the registration.

Indemnification. We are obligated to indemnify the stockholders that are parties to the Securityholders’ Agreement and each of their respective affiliates, controlling persons, directors, officers, employees and agents from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including all reasonable attorneys’ fees and expenses but excluding special or consequential damages, arising from, relating to or otherwise in respect of, any governmental or other third party claim against these indemnified persons that arises from, relates to or is otherwise in respect of (1) our business, operations, liabilities or obligations or (2) the ownership by the stockholders or any of their respective affiliates of any of our equity securities, except to the extent these losses and expenses (x) arise from any claim that the indemnified person’s investment decision relating to the purchase or sale of these equity securities violated a duty or other obligation of the indemnified person to the claimant or (y) are finally determined in a judicial action by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the stockholder or its affiliates.

Loans to Our Executive Officers

We do not currently make loans to our executive officers and we have not made any such loans since passage of the Sarbanes-Oxley Act of 2002. We make loans to our other employees that represent prepaid retention and recruitment awards at varying principal amounts, bearing interest at rates up to 10.0% per annum and maturing on various dates through 2010. The majority of these loans represent sign-on and retention bonuses issued or assumed in connection with the acquisition of Insignia Financial Group, Inc. as well as prepaid retention and recruitment awards issued to employees.

In addition, we have in the past made full recourse loans to employees, officers and certain of our stockholders for the purchase of shares of our common stock, which are secured by the common stock that is owned by these borrowers. These recourse loans are at varying principal amounts, require quarterly interest payments, bear interest at rates up to 10.0% per annum and mature on various dates through 2010. There are no loans outstanding to any of our officers, directors or non-employee stockholders.

Previously Brett White, our Chief Executive Officer, had an outstanding loan balance of $257,300 in connection with his purchase of shares in 1998 under our 1996 Equity Incentive Plan. Pursuant to a promissory note executed in connection with our 1996 Equity Incentive Plan, all interest accrued on the outstanding loan balances for any year was forgiven if Mr. White’s performance produced a high enough level of bonus, with approximately $7,500 of interest forgiven for each $10,000 of bonus. Mr. White repaid the outstanding amount of $257,300 of this loan in full on February 15, 2005 and all interest accrued in 2005 was automatically forgiven in 2006 upon calculation of Mr. White’s 2005 bonus.

Investment Opportunities

From time to time, directors and executive officers are given an opportunity to invest in investment vehicles managed by certain of our subsidiaries on the same terms as other unaffiliated investors. Prior to the adoption of our Amended Policy Regarding Transactions with Related Parties described under “Review and Approval of Transactions With Related Persons” below, these transactions were approved by at least a majority of our disinterested directors. In 2006, Ray Wirta, our former Chief Executive Officer and current director, invested $1.1 million in CBRE Realty Finance, Inc., a real estate investment trust managed and sponsored by an affiliate of ours as well as by our subsidiary, CBRE Melody. In 2005, Bradford Freeman, one of our directors, invested $5.0 million, Richard Blum, our Chairman of the Board, invested $2.5 million, Frederic Malek, one of our directors, invested $1.2 million, Mr. Wirta invested $0.5 million and Cal Frese, one of our executive officers, invested $0.2 million in CBRE Realty Finance, Inc. Subsequently, Mr. Blum transferred $0.3 million of his interest including $0.2 million to Lake Street Partners, L.P., a partnership for which Jane Su, one of our directors is general partner. These investments have been made on the same terms as unaffiliated investors.

Additionally, Mr. Malek has committed to invest $2.0 million, Blum Family Partners, L.P., a significant stockholder affiliated with Mr. Blum, has committed to invest $1.5 million, Fargo Investments, L.P., of which Mr. Freeman, one of our directors, is the general partner, has committed to invest $5.0 million, and Mr. Wirta has committed to invest $1.0 million in CB Richard Ellis Strategic Partners IV, L.P. (through pooled co-investment vehicles organized for the investment of certain employees). As of December 31, 2006, Mr. Malek had funded $0.9 million, Blum Family Partners, L.P. had funded $0.6 million, Fargo Investments had funded $2.14 million, and Mr. Wirta had funded $0.4 million of their respective commitments in this investment. In addition, Mr. Wirta previously invested an aggregate of $25,000, $50,000 and $75,000, respectively in CB Richard Ellis Strategic Partners, L.P., CB Richard Ellis Strategic Partners II, L.P. and CB Richard Ellis Strategic Partners III, L.P. The Strategic Partner funds are closed-end real estate investment funds managed and sponsored by our subsidiary, CB Richard Ellis Investors. Each of these investments has been approved by our Board, including all of the disinterested members.

Other Agreements with Our Directors

Mr. Sulentic

For a description of our employment agreement with Mr. Sulentic, see “Summary of Plans, Programs and Agreements—Potential Payments Upon Termination or Change in Control” on page 43.

Mr. Wirta

On February 22, 2005, we entered into a transition agreement with Mr. Wirta, in connection with the announcement of Mr. Wirta’s intention to retire from the position of Chief Executive Officer on June 2, 2005. The transition agreement provides that after our annual meeting of stockholders on June 2, 2005, Mr. Wirta would no longer serve as chief executive officer, but would remain our employee and be required to perform the duties as directed by our Chief Executive Officer. In addition, he will serve as Vice Chairperson of our Board until June 2, 2007 and remain a member of the Executive Committee of the Board, or until such later date as determined by our Board.

During his employment with us, we will pay Mr. Wirta an annual base salary of $250,000 and he shall be eligible to participate in our benefit plans as available to our other employees. In addition, we accelerated the vesting date of all of Mr. Wirta’s outstanding options to June 2, 2005.

If we terminate Mr. Wirta’s employment without cause, Mr. Wirta will continue to receive his base salary until June 1, 2007. In addition any COBRA premiums payable by Mr. Wirta shall be limited to the employee premiums payable by similarly situated active employees until June 1, 2007 or the date Mr. Wirta becomes employed elsewhere. If we terminate Mr. Wirta’s employment for cause or he voluntarily resigns, we will have no further obligations to him except as to benefits then due him under our benefit plans, and under previously vested stock options and equity incentive plan shares.

Mr. Wirta has agreed that from June 2, 2005 until June 1, 2007, he will not directly or indirectly (1) compete with any of our business lines through participation in any material business, (2) interfere with business relationships between us and any of our clients, affiliates or partners, (3) solicit any of our employees or consultants, or (4) solicit certain of our clients or our prospective clients in competition with us.

Other Business Relationships with Our Directors

Our wholly-owned subsidiary, CB Richard Ellis Investors, and certain investment funds managed by it, has retained the law firm of Mayer, Brown, Rowe & Maw LLP, or Mayer Brown, to provide legal services. Mr. Kantor, who has been a member of our Board since February 2004, currently is a partner at Mayer Brown. During 2006, we paid Mayer Brown $1,854,991 for those legal services.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Standards of Business Conduct policy since 2004. As part of our Standards of Business Conduct, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.

Our Board has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written Amended Policy Regarding Transactions with Related Parties governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), which involves a potential corporate opportunity, or in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons has a substantial ownership interest or control of such entity.

Directors and executive officers are required to submit to our General Counsel a description of any current or proposed transaction in advance of participating in such transaction. Our General Counsel is responsible for determining whether or not the proposed transaction is subject to our policy. If our General Counsel deems such transaction subject to our policy, he or she will report such transaction to the Chairperson of the Audit Committee. The Audit Committee is responsible for approving such transactions and in doing so, the Audit Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested senior business leaders, disinterested directors and legal counsel.

Each transaction described above under “Related-Party Transactions” was approved by at least a majority of the disinterested directors of our Board and each such transaction was approved prior to our adoption of our Policy Regarding Transactions with Related Parties.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery, often referred to as “householding”. Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at CB Richard Ellis Group, Inc., Attention: Investor Relations, 200 Park Ave., 17th Floor, New York, New York 10166, (b) telephone at (212) 984-8359, or (c) e-mail at investorrelations@cbre.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors

Laurence H. Midler
Secretary

El Segundo, California

April 24, 2007

APPENDIX A

CB RICHARD ELLIS GROUP, INC.

EXECUTIVE INCENTIVE PLAN

Effective January 1, 2007

PREAMBLE

This CB Richard Ellis Group, Inc. Executive Incentive Plan (“Plan”) is adopted effective January 1, 2007, by the Compensation Committee of the Board of Directors of CB Richard Ellis Group, Inc., a Delaware corporation (“Company”). The purpose of the Plan is to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers by providing incentives and financial rewards to such executive officers that are intended to be deductible to the maximum extent possible as “performance-based compensation” within the meaning of Section 162(m) of the Code. This Plan is subject to stockholder approval with respect to amounts that may become payable under the Plan for fiscal year 2007 and thereafter and shall be null and void and of no further effect if such stockholder approval is not obtained.

ARTICLE I

Definitions

1.1 Award means an award of incentive compensation pursuant to the Plan.

1.2 Code means the Internal Revenue Code of 1986, as amended.

1.3 Committee means the Compensation Committee of the Board of Directors of the Company, or a subcommittee thereof consisting of members appointed from time to time by the Board of Directors of the Company, and shall comprise not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Code Section 162(m). The Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Section 162(m) of the Code.

1.4 Disability means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits from the Company’s Long Term Disability Plan, or any similar plan or program sponsored by a subsidiary or branch of the Company.

1.5 Executive Officers mean Board-appointed officers of the Company who are designated by the Board as “Section 16 officers.”

1.6 Participant means an Executive Officer who is selected by the Committee to participate in the Plan.

1.7 Performance Period means the time period during which the achievement of the performance goals is to be measured.

1.8 Retirement means termination of employment with the Company or an affiliated company when a Participant is age 55 or older.

ARTICLE II

Eligibility and Participation

2.1 Eligibility and Participation. The Committee shall select Executive Officers of the Company who are eligible to receive Awards under the Plan, and who shall be Participants in the Plan during any Performance Period in which they may earn an Award.

ARTICLE III

Terms of Awards

3.1 Calculation of Awards. The Award payable under the Plan for a Performance Period is equal to 1% of “Earnings Before Income Taxes, Depreciation and Amortization” for the Chief Executive Officer for the Performance Period and 0.5% of Earnings Before Income Taxes, Depreciation and Amortization for each of the other Participants for the Performance Period.

“Earnings Before Income Taxes, Depreciation and Amortization” means the Company’s earnings before income taxes, depreciation and amortization as reported in the Company’s income statement for the applicable Performance Period, prior to accrual of any amounts for payment under the Plan for the Performance Period, adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as defined by generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis.

3.2 Discretionary Adjustment. The Committee may not increase the amount payable under the Plan or with respect to an Award pursuant to Section 3.1, but retains the discretionary authority to reduce the amount. The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate or business unit performance against budgeted financial goals (e.g., operating income or revenue), achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance.

3.3 Form of Payment. Each Award under the Plan shall be paid in cash or its equivalent. The Committee in its discretion may determine that all or a portion of an Award shall be paid in stock, restricted stock, stock options, or other stock-based or stock denominated units, which shall be issued pursuant to the Company’s equity compensation plans in existence at the time of the grant.

3.4 Timing of Payment. Payment of Awards will be made as soon as practicable following determination of and certification of the Award, but in no event more than two and a half months after the end of the calendar year with respect to which such Award was earned, unless the a Participant has, prior to the grant of an Award, submitted an election to defer receipt of the Award in accordance with a deferred compensation plan approved by the Committee.

3.5 Performance Period. Within 90 days after the commencement of each fiscal year or, if earlier, by the expiration of 25% of a Performance Period, the Committee will designate one or more Performance Periods, determine the Participants for the Performance Periods and affirm the applicability of the Plan’s formula for determining the Award for each Participant for the Performance Periods. The time period during which the achievement of the performance goals is to be measured shall be determined by the Committee, but may be no longer than five years and no less than six months.

3.6 Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee will certify in writing as to the attainment of the performance goals and the amount of the Award.

ARTICLE IV

New Hires, Promotions and Terminations

4.1 New Participants During the Performance Period. If an individual is newly hired or promoted during a calendar year into a position eligible for participation in the Plan, he or she shall be eligible for an Award under the Plan for the Performance Period, prorated for the portion of the Performance Period following the date of eligibility for the Plan.

4.2 Retirement, Disability or Death. A Participant who terminates employment with the Company during a Performance Period due to Retirement, Disability or death shall be eligible to receive an Award prorated for the portion of the Performance Period prior to termination of employment. Awards payable in the event of death shall be paid to the Participant’s estate.

4.3 Termination of Employment. If a Participant terminates employment with the Company for a reason other than Retirement, Disability or death, unless otherwise determined by the Committee, no Award shall be payable with respect to the Performance Period in which such termination occurs.

ARTICLE V

Miscellaneous

5.1 Withholding Taxes. The Company shall have the right to make payment of Awards net of any applicable federal, state and local taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.2 Nontransferability. No Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved. Each Award shall be paid during the Participant’s lifetime only to the Participant, or, if permissible under applicable law, to the Participant’s legal representatives. No Award shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.

5.3 Administration. The Committee shall administer the Plan, interpret the terms of the Plan, amend and rescind rules relating to the Plan, and determine the rights and obligations of Participants under the Plan. The Committee may delegate any of its authority as it solely determines. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders, and the Participants. The provisions of this Plan are intended to ensure that all Awards granted hereunder qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, and this Plan shall be interpreted and operated consistent with that intention.

5.4 Severability. If any provisions of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision will be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.

5.5 No Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.6 Employment at Will. Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Award to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

5.7 Amendment or Termination of the Plan. The Board of Directors of the Company reserves the right to amend or terminate the Plan at any time with respect to future Awards to Participants. Amendments to the Plan will require stockholder approval to the extent required to comply with applicable law, including the exemption under Section 162(m) of the Code.

5.8 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.

5.9 Dispute Resolution. The Plan and any agreements hereunder shall be interpreted in accordance with the laws of the State of California and applicable federal law. Any controversy or claim related in any way to the Plan shall be resolved by arbitration on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in Los Angeles, California, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of California. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association; provided, however, that if the Participant is the prevailing party, the Company shall reimburse the Participant for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this          day of                     , 2007.

FOR CB RICHARD ELLIS GROUP, INC.

By:
Name:
Title:

ELECTRONIC ACCESS TO CB RICHARD ELLIS GROUP’S

FUTURE ANNUAL REPORTS AND PROXY MATERIALS

Help CB Richard Ellis Group, Inc. reduce expenses and eliminate bulky materials from your mail. Sign up for internet access to our proxy materials and Annual Report. If you enroll in this service, we will e-mail you the link to view the Annual Report and Proxy Statement on-line, along with instructions that will enable you to cast your vote. To sign up, access http://www.proxyconsent.com/cbg and follow the instructions indicated so that you will receive an e-mail to access next year’s proxy materials and Annual Report electronically.

PROXY

CB Richard Ellis Group, Inc.

Proxy Solicited on Behalf of the Board of Directors of

CB Richard Ellis Group, Inc. for the Annual Meeting—June 1, 2007

The undersigned hereby appoints Brett White and Kenneth J. Kay and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CB Richard Ellis Group, Inc. to be held on Friday, June 1, 2007 or at any adjournment of the meeting.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have authority to vote FOR Proposals 1, 2 and 3.

The CB Richard Ellis 401(k) Plan

If you are a participant in the CB Richard Ellis 401(k) Plan, this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the CB Richard Ellis 401(k) Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 2:00 P.M., Pacific Daylight Time on May 29, 2007, the plan’s Trustee will vote your shares held in the plan in the same proportion as votes received from other participants in the plan.

CB RICHARD ELLIS GROUP, INC.

P.O. BOX 11252

NEW YORK, N.Y. 10203-0252

SEE REVERSE SIDE

CB Richard Ellis Group, Inc.

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET / TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

INTERNET	or	TELEPHONE	or	MAIL
• https://www.proxypush.com/cbg • Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.		• 1-866-474-5330 • Use any touch-tone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.		• Mark, sign and date your proxy card. • Detach your proxy card. • Return your proxy card in the postage-paid envelope provided.

The Internet and telephone voting facilities will close at 2:00 p.m. PDT on May 31, 2007.

1-866-474-5330

CALL TOLL-FREE TO VOTE

THERE IS NO CHARGE FOR THIS CALL

WITHIN THE UNITED STATES AND CANADA ONLY

PLEASE DETACH PROXY CARD HERE

Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Reply Envelope.	☒	Votes MUST be indicated (x) in Black or Blue ink.

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3

1. Election of Directors.

FOR ALL ☐            WITHHOLD ALL ☐            FOR ALL, except* ☐

Nominees:	01—Richard C. Blum,
02—Patrice Marie Daniels,
03—Senator Thomas A. Daschle,
04—Curtis F. Feeny
05—Bradford M. Freeman,
06—Michael Kantor,
07—Frederic V. Malek,
08—Robert E. Sulentic,
09—Jane J. Su,
10—Brett White,
11—Gary L. Wilson, and
12—Ray Wirta

*	To withhold authority for an individual nominee, please write the nominee’s name on the line above.

2. Ratification of Independent Registered Public Accounting Firm	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3. Approval of the Executive Incentive Plan	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Authority is given to the proxies identified on this card to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

To change your address, please mark this box.      ☐

SCAN LINE

NOTE: Please sign exactly as name appears on this Proxy Card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date Share Owner sign here	Co-Owner sign here